Exhibit 2.1

Execution Copy

ARRANGEMENT AGREEMENT

among

EARTHSTONE ENERGY, INC.,
1058286 B.C. LTD.

– and –

LYNDEN ENERGY CORP.

DECEMBER 16, 2015

‑ ii ‑

4.9	Earthstone Common Stock	66

Article 5
	CONDITIONS PRECEDENT	67
5.1	Mutual Conditions Precedent	67
5.2	Additional Conditions Precedent to the Obligations of Lynden	68
5.3	Additional Conditions Precedent to the Obligations of Earthstone	69
5.4	Notice and Cure Provisions	70
5.5	Satisfaction of Conditions	70
5.6	Frustration of Conditions	71

Article 6
	TERMINATION OF AGREEMENT	71
6.1	Termination by Earthstone or Lynden	71
6.2	Effect of Termination	72
6.3	Fees and Expenses	72

Article 7
	INDEMNIFICATION	74
7.1	Indemnification	74

Article 8
	GENERAL	75
8.1	Notice	75
8.2	Fees and Expenses	77
8.3	Successors and Assigns	77
8.4	Time of Essence	77
8.5	Public Announcements	77
8.6	Governing Law	77
8.7	Entire Agreement	77
8.8	Further Assurances	78
8.9	Amendment or Waiver	78
8.10	Counterparts	79
8.11	Enforcement of Agreement	79

SCHEDULE A – Plan of Arrangement

SCHEDULE B – Form of Arrangement Resolution

Schedule C – Resignation and Mutual Release

Schedule D – Key Regulatory Approvals

Schedule E – Form of Support Agreement

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made December 16, 2015

AMONG:

EARTHSTONE ENERGY, INC., a company existing under the laws of the state of Delaware

(“Earthstone”)

AND:

1058286 B.C. LTD., a company existing under the laws of British Columbia

(“Earthstone Acquisition”)

AND:

LYNDEN ENERGY CORP., a company existing under the laws of British Columbia

(“Lynden”)

WHEREAS:

A.Earthstone, Earthstone Acquisition and Lynden have determined that a business combination pursuant to which Earthstone Acquisition will amalgamate with and into Lynden with Lynden being the surviving company following the amalgamation, and Earthstone will acquire all of the issued and outstanding common shares of Lynden in exchange for the issuance and payment of common shares of Earthstone pursuant to a Plan of Arrangement in accordance with the Business Corporations Act (British Columbia) is in the best interests of their respective shareholders;

B.The Board of Directors of Lynden has unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement, and, subject to the terms and conditions contained herein, Lynden has agreed to submit for approval, a special resolution in the form attached hereto as Schedule B (as amended from time to time in accordance with this Agreement (the “Arrangement Resolution”), to the holders of the outstanding Lynden Shares, voting together as a class, and a plan of arrangement, in the form attached hereto as Schedule A (as amended from time to time in accordance with this Agreement, the “Plan of Arrangement”), to the Supreme Court of British Columbia (the “Court”);

C.The Board of Directors of each of Earthstone and Earthstone Acquisition have unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement, and Earthstone has obtained the written consent of its shareholders (the “Earthstone Shareholder Consent”) in accordance with its certificate of incorporation for the transactions contemplated by this Agreement and the Plan of Arrangement, including but not limited to the issuance of the Earthstone Common Stock contemplated by this Agreement (the “Share Issuance”);

D.The Lynden Supporting Stockholders have executed and delivered to Earthstone Support Agreements substantially in the form of Schedule E simultaneously with the execution of this Agreement;

E.For United States federal income tax purposes, it is intended that the Arrangement shall qualify as a “reorganization” within the meaning of Section 368, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

F.Earthstone, Earthstone Acquisition and Lynden desire to make certain representations, warranties and covenants in connection with, and to prescribe certain conditions to, the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Earthstone, Earthstone Acquisition and Lynden agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms will have the meanings ascribed to them below:

(a)	“1940 Act” means the United States Investment Company Act of 1940, as amended from time to time;
(b)	“2015 10-K” has the meaning set out in Section 3.1(j);
(c)	“Acquisition Agreement” has the meaning set out in Section 4.5(a);
(d)

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the U.S. Exchange Act), other than Earthstone and its Subsidiaries, relating to any (i) direct or indirect sale, disposition or joint venture (or any lease or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, outside of the ordinary course of business, of assets of Lynden and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of Lynden’s consolidated assets or to which twenty percent (20%) or more of Lynden’s revenues on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the U.S. Exchange Act) of twenty percent (20%) or more of any class of equity securities of Lynden, (iii) any direct or indirect takeover bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the U.S. Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of Lynden or (iv) any plan of arrangement, merger, amalgamation, consolidation, unit exchange, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or similar transaction involving Lynden which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of Lynden’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby;

(e)	“Adverse Recommendation Change” has the meaning set out in Section 4.5(a);

(f)	“Affiliated Group” means one or more chains of corporations connected through stock ownership with a common parent corporation, but only if:
(i)

the common parent corporation owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

(ii)

stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent corporation) is owned directly by one or more of the other corporations;

(g)

“Agreement” means this Arrangement Agreement (including the Schedules hereto) as the same may be supplemented, amended or restated from time to time together with the Lynden Disclosure Letter and the Earthstone Disclosure Letter;

(h)

“Arrangement” means the arrangement pursuant to Section 288 of the Business Corporations Act, on the terms and conditions set out in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

(i)	“Arrangement Resolution” means the special resolution to be passed by the Lynden Shareholders approving the Arrangement substantially in the form and content set out in Schedule B;
(j)	“Associated Persons” has the meaning set out in Section 6.3(g);
(k)

“Benefit Plans” means employee benefit, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock option or purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to present or former employees, officers, directors or independent contractors of a Person which are currently maintained or participated in by a Person and each loan to an officer or director of a Person;

(l)	“Business Corporations Act” means the British Columbia Business Corporations Act, S.B.C. 2002, c. 57, as amended;
(m)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in Vancouver, British Columbia;
(n)

“Canadian GAAP” means generally accepted accounting principles in Canada as adopted by the Canadian Institute of Chartered Accountants, and in relation to any financial period beginning on or after January 1, 2011, International Financial Reporting Standards;

(o)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(p)

“Consideration” means, collectively, (a) in respect of each Lynden Share held by Lynden Shareholders, the shares of Earthstone Common Stock receivable therefor by the Lynden Shareholders pursuant to the Plan of Arrangement, and (b) in respect of each Lynden Option held by Lynden Optionholders, the shares of Earthstone Common Stock receivable therefor by the Lynden Optionholders pursuant to the Plan of Arrangement;

(q)

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, or other right or obligation (written or oral) to which a party or any of its subsidiaries are a party or by which a party or any of its subsidiaries are bound or affected or to which any of their properties or other assets is subject;

(r)	“Court” means the Supreme Court of British Columbia;
(s)	“Credit Facility” has the meaning set out in Section 3.1(c)(i)(C);
(t)

“Depositary” means any trust company, bank or financial institution agreed to in writing between Lynden and Earthstone for the purpose of, among other things, receiving Letters of Transmittal (as defined in the Plan of Arrangement);

(u)

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, as issued by the Financial Accounting Standards Board, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction;

(v)	“Disclosed Personal Information” has the meaning set out in Section 4.7(a);
(w)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 4 of the Plan of Arrangement and in the Interim Order;
(x)

“Dissenting Shareholder” means a registered Lynden Shareholder that validly exercises his, her or its Dissent Rights with respect to the Arrangement in accordance with the requirements set out in the Interim Order and whose Dissent Rights remain valid immediately before the Effective Time;

(y)	“DOL” means the U.S. Department of Labor;
(z)	“D&O Tail Policy” has the meaning set out in Section 7.1(b);
(aa)	“Earthstone Acquisition Board” means the board of directors of Earthstone Acquisition;
(bb)	“Earthstone Board” means the board of directors of Earthstone;

(cc)	“Earthstone Common Stock” means the common stock, $0.001 par value per share, of Earthstone;
(dd)

“Earthstone Disclosure Letter” means the disclosure letter delivered by Earthstone and Earthstone Acquisition to Lynden, contemporaneously with the execution and delivery of this Agreement, with respect to certain matters in this Agreement;

(ee)	“Earthstone Financial Statements” has the meaning set out in Section 3.2(i);
(ff)	“Earthstone Material Contracts” means all such contracts designated as material in Earthstone’s SEC filings;
(gg)	“Earthstone MD&A” has the meaning set out in Section 3.2(j);
(hh)	“Earthstone Options” means options to purchase shares of Earthstone Common Stock;
(ii)	“Earthstone Payment” has the meaning set out in Section 2.7;
(jj)	“Earthstone Plan” means a Benefit Plan of Earthstone;
(kk)	“Earthstone properties and assets” has the meaning set out in Section 3.2(o);
(ll)	“Earthstone Public Documents” means the public documents filed by Earthstone in the two years prior to the date hereof and available on EDGAR under Earthstone’s profile;
(mm)	“Earthstone Report Preparer” has the meaning set out in Section 3.2(nn);
(nn)	“Earthstone Reserve Report” has the meaning set out in Section 3.2(nn);
(oo)	“Earthstone Shareholders” at any time means the holders at that time of shares of Earthstone Common Stock;
(pp)	“Earthstone Subsidiaries” means Earthstone Acquisition, Basic Petroleum Services, Inc., EF Non-Op, LLC, Earthstone Operating, LLC, and Sabine River Energy, LLC;
(qq)	“Earthstone Subsidiary Benefit Plans” means a Benefit Plan of an Earthstone Subsidiary;
(rr)

“Earthstone Termination Fee” means an amount of cash, equal to (1) U.S.$250,000, plus (2) reimbursement of Earthstone’s and its Subsidiaries for all reasonable out-of-pocket expenses incurred by Earthstone or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, petroleum engineers and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing with such reimbursement amount in this subsection (2) not to exceed a combined total of U.S.$500,000.

(ss)	“Earthstone Warrants” means warrants to purchase shares of Earthstone Common Stock;
(tt)	“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System;

(uu)

“Effective Date” means the date that is three Business Days after the last of the conditions precedent to the completion of the Arrangement contained in Article 5 have been satisfied or waived (other than those conditions which cannot, by their terms, be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions as of the Effective Date) or such earlier or later date as is agreed to in writing by Earthstone and Lynden;

(vv)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as may be agreed to in writing by Earthstone and Lynden;
(ww)

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(xx)

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms;

(yy)

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Authority pursuant to any Environmental Laws;

(zz)

“Environmental Laws” means all applicable federal, state, provincial, municipal or local statutes, regulations, by‑laws, orders, rules, policies or guidelines of any Governmental Authority having the force of law, and any requirements or obligations arising under the common law, relating to the Environment, the protection of the Environment, the transportation of dangerous goods or occupational, employee and public health and safety, and included Environmental Approvals;

(aaa)	“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;
(bbb)

“ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which a Person is a member, an unincorporated trade or business under common control with such Person (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which such Person is a member;

(ccc)

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date (with the consent of the parties, acting reasonably) or, if appealed then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(ddd)	“Financial Advisor” means SunTrust Robinson Humphrey, Inc., financial advisor to Lynden;

(eee)	“Foreign Private Issuer” has the meaning ascribed thereto in Rule 405 under the U.S. Securities Act;
(fff)

“Good and Defensible Title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably;

(ggg)	“Governmental Authority” means any applicable:
(i)

multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasigovernment, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	self‑regulatory organization or stock exchange, including, but not limited to, the TSXV and the NYSE MKT;
(iii)	entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and
(iv)	corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies referred to above;
(hhh)

“Hazardous Materials” means any chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic wastes,” “pollutants,” “regulated substances” or “contaminants” or words of similar import under any applicable Environmental Laws;

(iii)

“Hydrocarbon” means means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith;

(jjj)	“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the Canadian Institute of Chartered Accountants;
(kkk)	“Indebtedness” means, as to any Person, without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with U.S. GAAP:
(i)	all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)

all direct or contingent obligations of such Person to reimburse any letter of credit issuer in respect of amounts paid under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(iii)

all Indebtedness arising or created under any conditional sale agreement or title retention agreement relating to any property acquired by such Person (even through the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(iv)

all obligations of such Person to pay the deferred purchase price of property or services, other than (A) accounts payable arising in the ordinary course of business; (B) accounts payable that are being contested in good faith; and (C) any obligations included in that certain entry or entries in the Person’s financial records representing revenue suspense accounts;

(v)	capitalized lease liabilities;
(vi)	obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”); and
(vii)	all contingent obligations of such Person in respect of any of the foregoing;
(lll)

“Interim Order” means the interim court order of the Court providing for, among other things, the calling and holding of the Lynden Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the parties, acting reasonably);

(mmm)	“IRS” means the U.S. Internal Revenue Service;
(nnn)

“Joint Circular” means the management information circular of Lynden, including all schedules, appendices and exhibits attached thereto, and the notice of meeting and proxy form to be sent by Lynden to the Lynden Securityholders soliciting their approval of the Arrangement Resolution including any amendments or supplements thereto and the Schedule 14(c) information statement of Earthstone;

(ooo)	“Key Regulatory Approvals” means those Regulatory Approvals that are set out in Schedule D;
(ppp)

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by‑laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(qqq)

“Letter of Transmittal - Options” means the letter of transmittal sent by Lynden to the Lynden Optionholders providing for the delivery of certificates representing their Lynden Options to the Depositary;

(rrr)

“Letter of Transmittal - Shares” means the letter of transmittal sent by Lynden to the Lynden Shareholders providing for the delivery of certificates representing their Lynden Shares to the Depositary;

(sss)	“Lynden Board” means the board of directors of Lynden;
(ttt)	“Lynden Board Approval” has the meaning set out in Section 3.1(d);
(uuu)	“Lynden Board Recommendation” means the recommendation of the Lynden Board that the Lynden Securityholders approve the Arrangement and vote in favour of the Arrangement Resolution;
(vvv)

“Lynden Disclosure Letter” means the disclosure letter delivered by Lynden to Earthstone, contemporaneously with the execution and delivery of this Agreement, with respect to certain matters in this Agreement;

(www)	“Lynden Financial Statements” has the meaning set out in Section 3.1(i);
(xxx)

“Lynden Material Contracts” means any Contract that: (i) if terminated would reasonably be expected to result in a Material Adverse Effect on Lynden; (ii) provides for obligations or entitlements of Lynden, or which has an economic value to Lynden, in excess of $50,000 in the aggregate; (iii) is a Contract that contains any non‑competition obligations or otherwise restricts in any material way the business of Lynden or that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Lynden to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (iv) provides for the incurrence by Lynden of indebtedness in excess of $50,000, or the incurrence by Lynden of the direct or indirect guarantee or assumption by Lynden (contingent or otherwise) of any payment or performance obligations of any other Person in excess of $50,000; (v) is a financial risk management Contract, such as a currency, commodity, interest or equity related hedge or derivative Contract; (vi) provides for the disposition or acquisition by Lynden after the date of this Agreement of an amount of assets in excess of $50,000 or pursuant to which Lynden has any ownership interest in any other Person or other business enterprise in excess of $50,000; (vii) provides for the acquisition or sale by Lynden of any operating business or the capital stock or other ownership interest of any other Person; (viii) that is a material shareholders, joint venture, alliance or partnership agreement other than any joint operating agreement to which any of Lynden’s oil and gas properties are subject; (ix) is one under which Lynden has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $50,000 in the aggregate; or (x) is otherwise material to Lynden and any Lynden Subsidiaries (taken as a whole); and for greater certainty Lynden Material Contracts includes the Contracts of Lynden as set forth in the Lynden Disclosure Letter;

(yyy)

“Lynden Meeting” means the special meeting of Lynden Securityholders and any adjournment or postponement thereof, to be held in accordance with the Interim Order to consider and, if deemed advisable, pass the Arrangement Resolution;

(zzz)	“Lynden Notice” has the meaning set out in Section 4.5(d);
(aaaa)	“Lynden Option Plan” means Lynden’s stock option plan in effect on the date of this Agreement;
(bbbb)	“Lynden Optionholders” at any time means the registered holders at that time of Lynden Options;
(cccc)	“Lynden Options” means the outstanding options to purchase Lynden Shares;
(dddd)	“Lynden Plan” means a Benefit Plan of Lynden;
(eeee)	“Lynden properties and assets” has the meaning set out in Section 3.1(o);
(ffff)	“Lynden Public Documents” means the public documents filed by Lynden in the two years prior to the date hereof and available on SEDAR and/or EDGAR under Lynden’s profile;
(gggg)	“Lynden Report Preparer” has the meaning set out in Section 3.1(ll);
(hhhh)	“Lynden Reserve Report” has the meaning set out in Section 3.1(ll);
(iiii)	“Lynden Securities” means, collectively, the Lynden Shares and the Lynden Options;
(jjjj)	“Lynden Securityholders” at any time means the registered holders at that time of Lynden Securities;
(kkkk)	“Lynden Shareholder Approval” has the meaning set out in Section 2.1(b)(ii);
(llll)	“Lynden Shareholders” at any time means the registered holders at that time of Lynden Shares;
(mmmm)	“Lynden Shares” means the common shares in the authorized share capital of Lynden;
(nnnn)	“Lynden Subsidiaries” means Lynden USA, Inc., a Utah corporation, and Lynden Exploration Ltd., a corporation existing under the laws of Alberta, Canada;
(oooo)	“Lynden Supporting Shareholders” means, collectively, (i) each of the directors and officers of Lynden and (ii) entities related to JVL Advisors, LLC;
(pppp)

“Lynden Termination Fee” means an amount of cash, equal to (1) U.S.$250,000, plus (2) reimbursement of Lynden’s and its Subsidiaries for all reasonable out-of-pocket expenses incurred by Lynden or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, petroleum engineers and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing with such reimbursement amount in this subsection (2) not to exceed a combined total of U.S.$500,000.

(qqqq)

“Material Adverse Effect” means, in respect of  a party, any change, event, effect, occurrence, state of facts or development, which, either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse (a) to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, contingent or otherwise), operations, or results of operations of that party and its subsidiaries, taken as a whole, or (b) the ability of such party to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, other than in the case of either (a) or (b), any change, event, effect, occurrence, state of facts or development:

(i)	relating to conditions generally affecting the oil and gas industry, including a decrease in the price of oil and gas;
(ii)	relating to general or economic, financial, currency exchange, securities or commodities market, capital market, regulatory, or political conditions;
(iii)	relating to U.S. GAAP, Canadian GAAP or the interpretation or application thereof;
(iv)	resulting from any matter which was publicly disclosed or which was communicated in writing to the other party prior to the date of this Agreement; or
(v)	attributable to the announcement or pendency of this Agreement or the Arrangement, or otherwise contemplated by or resulting from the terms of this Agreement;
(vi)

relating to changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(vii)	relating to any failure by such party or any of its Subsidiaries to meet any internal or published industry analyst projects or forecasts or estimates of revenues or earnings for any period;
(viii)

relating to any shareholder litigation or threatened shareholder litigation, in each case, arising from allegations of a violation of any laws or rules established by any Securities Authorities or breach of fiduciary duties or similar allegations in connection with this Agreement or the Arrangement; and

(ix)

relating to any decrease in the market price or any decline in the trading volume of that party’s common shares (it being understood that the causes underlying such change in the market price or trading volume (other than those in items (i) to (viii) above) may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, that such change, event, effect, occurrence, state of facts or development referred to in subsections (i), (ii) and (vi) above does not primarily relate only to (or have the effect of primarily relating only to) that party and its subsidiaries, taken as a whole, or disproportionately adversely affect that party and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry as that party and its subsidiaries;

(rrrr)	“Meeting Deadline” means April 29, 2016, or such later date as may be agreed to in writing by the parties, such agreement to not be withheld unreasonably;
(ssss)	“MI 61‑101” means Multilateral Instrument 61‑101 – Protection of Securityholders in Special Transactions as amended or replaced from time to time;
(tttt)	“MI 62‑104” means Multilateral Instrument 62‑104 – Take Over Bids and Issuer Bids as amended or replaced from time to time;
(uuuu)	“NYSE MKT” means the NYSE MKT, LLC;
(vvvv)	“Order” means any writ, fine, award, determination, order, judgment, injunction, ruling, decision, opinion, decree, or similar action of a Governmental Authority;
(wwww)

“Other Party” means (i) with respect to Lynden, Earthstone or Earthstone Acquisition; and (ii) with respect to Earthstone or Earthstone Acquisition, Lynden, in each case unless the context otherwise requires;

(xxxx)	“Outside Date” means September 30, 2016, or such later date as may be agreed to in writing by the parties;
(yyyy)	“parties” means collectively, Earthstone, Earthstone Acquisition and Lynden, and “party” means any one of them;
(zzzz)	“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Authority;
(aaaaa)

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established and included in the consolidated balance sheets included in or incorporated by reference into the Lynden Public Documents or the Earthstone Public Documents, as applicable, filed prior to the date of this Agreement, (ii) Encumbrances affecting the interest of the grantor of any easements benefitting owned real property and liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon or the value of such real property, (iii) statutory Encumbrances of landlords with respect to leased real property, (iv) in the case of oil and gas leases, the lessor’s Production Burdens, (v) Encumbrances reflected in Lynden’s or Earthstone’s, as applicable, consolidated balance sheets included in or incorporated by reference into the Lynden Public Documents or the Earthstone Public Documents, as applicable, filed prior to the date of this Agreement, (vi) Encumbrances in favor of vendors, carriers, warehousemen, mechanics, materialmen, repairmen, construction or similar Encumbrances or other encumbrances arising by operation of applicable Law, in each case for amounts not yet delinquent, (vii) Encumbrances created under joint operating agreements, participation agreements or development agreements, in each case for amounts not yet delinquent, (viii) in the case of real property, in addition to items in clauses (i), (ii), (iii) and (iv), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by such party or any of such party’s Subsidiaries or materially impair the value of such assets and (ix) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest, or increase the working interest, of such party or any of such party’s Subsidiaries in any oil and gas lease and that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of such party;

(bbbbb)

“Person” means any individual, corporation, firm, sole proprietorship, partnership (including a limited partnership), joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a natural person in his capacity as trustee, executor, administrator, or other legal representative and the Crown or any agency or instrumentality thereof;

(ccccc)

“Plan of Arrangement” means the plan of arrangement in substantially the form and content set out in Schedule A, as amended or supplemented from time to time in accordance with the terms of this Agreement, Article 6 of the Plan of Arrangement (with the consent of the parties acting reasonably) or made at the direction of the Court;

(ddddd)

“Proceeding” means any claim, charge, assertion, cause of action, complaint, litigation, controversy, action, suit, arbitration, investigation or other proceeding, whether civil, criminal or administrative;

(eeeee)

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Authorities;

(fffff)	“Providing Party” has the meaning set out in Section 4.7(a);
(ggggg)	“Receiving Party” has the meaning set out in Section 4.7(a);
(hhhhh)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;
(iiiii)

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of a Governmental Authority required in connection with the consummation of the Arrangement;

(jjjjj)	“Related Person” means,
(i)

a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of Lynden Shares or shares of Earthstone Common Stock, as the case may be, is a member of an Affiliated Group (as defined herein) of which Lynden or Earthstone, as applicable, (or any successor corporation thereto) is a member; or

(ii)

a corporation in which Lynden or Earthstone, as applicable, (or any successor corporation thereto), owns, or which owns with respect to Lynden or Earthstone, as applicable, (or any successor corporation thereto), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of Lynden or Earthstone, as applicable, (or any successor thereto) or such corporation, a proportionate share of the stock owned by entities in which Lynden or Earthstone, as applicable, (or any successor thereto) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options;

(kkkkk)

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, seeping or placing, or any similar action defined in any Environmental Law;

(lllll)	“Representatives” has the meaning set out in Section 4.5(a);
(mmmmm)

“Return” means any return, estimated Tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(nnnnn)	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder from time to time;
(ooooo)	“SEC” means the U.S. Securities and Exchange Commission;
(ppppp)	“Section 3(a)(10) Exemption” has the meaning set out in Section 2.8;
(qqqqq)

“Securities Authorities” means the securities commissions and/or other securities regulatory authorities in the provinces, states and territories of Canada and the United States applicable to Lynden, Earthstone or Earthstone Acquisition, as the case may be;

(rrrrr)

“Securities Laws” means the applicable securities legislation in Canada, the U.S. Securities Act, the U.S. Exchange Act and the Sarbanes-Oxley Act, in each case, as amended from time to time, and the applicable rules and regulations promulgated thereunder from time to time as well as the applicable stock exchange rules and listing standards of the TSXV and NYSE MKT;

(sssss)	“SEDAR” means the System for Electronic Document Analysis and Retrieval;

(ttttt)	“Share Exchange Ratio” has the meaning given to it in Section 3.1(b) of the Plan of Arrangement;
(uuuuu)	“Subsidiary” has the meaning ascribed thereto in the Securities Act (British Columbia);
(vvvvv)

“Superior Proposal” means a bona fide written Acquisition Proposal, obtained after the date of this Agreement and not in breach of Section 4.5 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Lynden or assets of Lynden and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Lynden Board determines in its good faith to be more favorable to the Lynden Shareholders from a financial point of view than the transactions contemplated hereby;

(wwwww)

“Support Agreements” means the voting support agreements (including all amendments thereto) entered into between Earthstone and the Lynden Supporting Shareholders, setting forth the terms and conditions upon which the Lynden Supporting Shareholders shall agree, inter alia, to vote in favour of the Arrangement Resolution at the Lynden Meeting, in the form attached hereto as Schedule E;

(xxxxx)	“Tax Act” means the Income Tax Act (Canada), as amended;
(yyyyy)

“Tax Returns” means  all returns, schedules, elections, forms, notices, declarations, reports information returns and statements filed or required to be filed with any Governmental Authority relating to Taxes;

(zzzzz)

“Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority, including, without limitation, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, uses taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan contributions, employer health taxes, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add‑on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest, fines and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) or that may become payable in respect thereof; and liability for any of the foregoing as a transferee or successor, guarantor or surety or in a similar capacity under any law, contract, arrangement, agreement, understanding or commitment (whether written or oral);

(aaaaaa)

“Topping Fee” means an amount of cash, equal to (1) U.S.$2,250,000, plus (2) reimbursement of Earthstone’s and its Subsidiaries for all reasonable out-of-pocket expenses incurred by Earthstone or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, petroleum engineers and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing with such reimbursement amount in this subsection (2) not to exceed a combined total of U.S.$500,000;

(bbbbbb)	“Transmittal Letters” means, collectively, the Letter of Transmittal – Shares and the Letter of Transmittal – Options, and “Transmittal Letter” means either of them;
(cccccc)	“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code;
(dddddd)	“TSXV” means the TSX Venture Exchange;
(eeeeee)	“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
(ffffff)	“U.S. Earthstone Subsidiary” means Basic Petroleum Services, Inc., EF Non-Op, LLC, Earthstone Operating, LLC, and Sabine River Energy, LLC;
(gggggg)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
(hhhhhh)	“U.S. GAAP” means the generally accepted accounting principles in the United States;
(iiiiii)	“U.S. Lynden Subsidiary” means Lynden USA Inc., a corporation existing under the laws of the State of Utah;
(jjjjjj)	“U.S. Person” has the meaning ascribed to it in Rule 902 of Regulation S under the U.S. Securities Act;
(kkkkkk)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and
(llllll)

“Willful Breach” means either (i) with respect to any breach of any representations and warranties or any failure to perform any covenants or other agreements contained in this Agreement such that the conditions set forth in (A) in the case of any such breach or failure to perform by Earthstone or Earthstone Acquisition, Section 5.2(a) or Section 5.2(b) and (B) in the case of any such breach or failure to perform by Lynden, Section 5.3(a) or Section 5.3(b), in the case of (A) or (B) would not be satisfied prior to the Outside Date, such breach or failure is a consequence of an act or intentional omission undertaken by the breaching party (or, in the case of Section 4.5 with respect to Lynden, the consequence of an act or intentional omission of a Subsidiary of Lynden, or of a Representative of Lynden at the direction of Lynden) with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such a breach or failure of such representation, warranty, covenant or agreement or (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article 5 have been satisfied or waived (by the party entitled to waive any such applicable conditions).

1.2	Currency

Except where otherwise specified, all sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto.

1.4	Number, Gender and Persons

Unless the context otherwise requires, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders; and words importing persons will include firms and corporations and vice versa.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

1.6	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.7	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.  To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect.  The parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under U.S. GAAP.

1.9	Knowledge

Where the phrases “to the knowledge of Lynden” or “to Lynden’s knowledge” or “to the knowledge of Earthstone” or “to Earthstone’s knowledge” are used in respect of Lynden or Earthstone such phrase will mean (except as otherwise expressly provided), in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (A) in the case of Lynden, the collective actual knowledge (after reasonable inquiry) of Lynden’s chief executive officer and chief financial officer; and (B) in the case of Earthstone, the collective actual knowledge (after reasonable inquiry) of Earthstone’s executive officers.

1.10	Meaning of “Ordinary and Regular Course of Business”

In this Agreement the phrase “in the ordinary and regular course of business” and any similar reference will mean with respect to an action taken by a party those activities that are consistent with prior practices of the party and taken in the ordinary course of the normal day‑to‑day business and operations of the party, provided that in any event such action is not unreasonable or unusual.

1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Plan of Arrangement
B	Form of Arrangement Resolution
C	Form of Resignation and Mutual Release
D	Key Regulatory Approvals
E	Form of Support Agreement

Article 2
THE ARRANGEMENT

2.1	The Arrangement and Interim Order
(a)	Earthstone, Earthstone Acquisition and Lynden agree, subject to the terms and conditions contained in this Agreement, to implement the Plan of Arrangement.
(b)

Lynden will, in a manner reasonably acceptable to Earthstone and Lynden, apply to the Court pursuant to Section 291 of the Business Corporations Act for the Interim Order, and thereafter proceed with and diligently seek the Interim Order, providing, among other things:

(i)	that the Persons to whom notice is to be provided in respect of the Arrangement and the Lynden Meeting shall be the Lynden Securityholders and for the manner in which such notice is to be provided;
(ii)

that the requisite approval for the Arrangement Resolution will be 66⅔% of the votes cast on the Arrangement Resolution by Lynden Securityholders present in person or by proxy at the Lynden Meeting voting as a single class, together with minority approval in accordance with MI 61‑101, if required (together, the “Lynden Shareholder Approval”);

(iii)	that in all other respects, the terms, conditions and restrictions of the Lynden constating documents, including quorum requirements and other matters, will apply in respect of the Lynden Meeting;
(iv)	for the grant of the Dissent Rights;

(v)	for notice requirements with respect to the application to the Court for the Final Order;
(vi)	that the Lynden Meeting may be adjourned from time to time by management of Lynden, subject to the terms of this Agreement, without the need for additional approval of the Court; and
(vii)	that the record date to determine the Lynden Securityholders entitled to notice of and to vote at the Lynden Meeting will not change in respect of any adjournment(s) of the Lynden Meeting.
(c)	Lynden will advise the Court of Earthstone’s intention to rely upon the Section 3(a)(10) Exemption as provided for in Section 2.8(a).
(d)	Lynden will convene and use commercially reasonable efforts to hold the Lynden Meeting by the Meeting Deadline in accordance with the Interim Order.
(e)

Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, Lynden will, as soon as reasonably practicable thereafter, take all steps necessary to submit the Arrangement to the Court and apply for the Final Order.

(f)

If the Final Order is obtained, subject to the satisfaction, waiver or release of the conditions set forth in Article 5 (as confirmed by each party to the other in writing), each of Lynden, Earthstone and Earthstone Acquisition will, as soon as reasonably practicable thereafter, take all such actions as may be necessary to effect the Arrangement.

2.2	Plan of Arrangement

Earthstone, Earthstone Acquisition and Lynden agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.  On the Effective Date, the Plan of Arrangement will become effective.

2.3	Joint Circular and Lynden Meeting

Subject to the terms and conditions contained in this Agreement, including Section 4.5 hereof:

(a)

Earthstone and Lynden will, as soon as practicable after execution of this Agreement, jointly prepare, the Joint Circular which will, among other things, reflect the Lynden Board Approval and will include the Lynden Board Recommendation, and, subject to the issuance of the Interim Order and receipt of receipt of no comment or no further comments from the SEC of the Joint Circular, Lynden will convene the Lynden Meeting and cause the Joint Circular to be distributed to the Lynden Securityholders and other appropriate Persons in accordance with the Interim Order, applicable Laws and the Articles of Lynden.

(b)	Lynden shall ensure that the Joint Circular provides notice of, and advises Lynden Shareholders of their right to attend the Court hearing of Lynden’s application for the Final Order.

(c)

Lynden shall disclose in the Joint Circular that the Lynden Board has determined after receiving financial and legal advice, that the Consideration is fair from a financial perspective and that the Arrangement is in the best interests of Lynden.

(d)

Earthstone shall provide to Lynden all information regarding Earthstone, its affiliates and the shares of Earthstone Common Stock, as required by the Interim Order or applicable Laws for inclusion in the Joint Circular or in any amendments or supplements to such Joint Circular.  Earthstone shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Joint Circular and to the identification in the Joint Circular of each such advisor. Earthstone shall ensure that such information shall be complete and correct in all material respects and comply in all material respects with applicable Laws and that it does not include any misrepresentation, and that such information constitutes full, true and plain disclosure concerning Earthstone, its assets and the shares of Earthstone Common Stock.

(e)

Earthstone and its legal counsel shall be given a reasonable opportunity to review and comment on the Joint Circular prior to the Joint Circular being printed and filed with any Governmental Authority, and reasonable consideration shall be given to any comments made by Earthstone and its legal counsel; provided, however, that all information relating solely to Earthstone, its affiliates, the shares of Earthstone Common Stock and Earthstone’s reliance on the Section 3(a)(10) Exemption and the effect thereof included in the Joint Circular shall be the sole responsibility of, and in form and content satisfactory to, Earthstone. All information in the Joint Circular relating solely to Lynden, its affiliates, and the Lynden Shares shall be the sole responsibility of, and in form and content satisfactory to, Lynden. Lynden shall provide Earthstone with final copies of the Joint Circular prior to the mailing to the Lynden Shareholders.

(f)	Subject to Section 4.5 in all respects:
(i)

Lynden shall solicit proxies in favour of the Arrangement Resolution, against any resolution submitted by any Lynden Shareholder, including, if reasonably requested by Earthstone, using the services of dealers and proxy solicitation services selected by Lynden, the compensation and expenses of which shall be the sole expense of Lynden, and permitting Earthstone to otherwise assist Lynden in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Lynden Shareholders; provided, however, that the aggregate amount of any expenses required to be incurred by Lynden in connection with the solicitation of proxies pursuant to this Section 2.3 shall not exceed U.S.$150,000;

(ii)	the Lynden Board shall recommend to Lynden Shareholders that they vote in favour of the Arrangement Resolution;
(iii)	the Lynden Board shall not make an Adverse Recommendation Change; and
(iv)

Lynden shall include in the Joint Circular a statement that each Lynden Supporting Shareholder intends to vote all of such Person’s Lynden Shares in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Support Agreements.

(g)

Subject to Section 2.3(h), Lynden will hold the Lynden Meeting on or before the Meeting Deadline and will provide notice to Earthstone of the Lynden Meeting and allow representatives of Earthstone to attend the Lynden Meeting.

(h)

Lynden will not adjourn, postpone or cancel the Lynden Meeting (or propose to do so), except if a quorum is not present at the Lynden Meeting; provided, however, that Lynden, after consultation with Earthstone, may adjourn or postpone the Lynden Meeting (A) to the extent the Lynden Board determines in good faith, after consultation with outside legal counsel, that such adjournment or postponement is necessary to ensure that any supplement or amendment to the Joint Circular in accordance with this Agreement and required by applicable Law is provided to the Lynden Shareholders and that such Lynden Shareholders have a reasonable period of time to review any such required supplement or amendment; or (B) to solicit additional votes and proxies for the purpose of obtaining the Lynden Shareholder Approval.

(i)

Lynden will provide Earthstone with (i) information on the proxies received and the securityholder votes on the Arrangement Resolution on a daily basis commencing at least ten Business Days before the date of the Lynden Meeting to the extent that such information is available to Lynden, and (ii) in a timely and expeditious manner, a copy of any purported exercise of the Dissent Rights and written communications with the Lynden Shareholders purportedly exercising such Dissent Rights, and will not settle or compromise any action brought by any present, former or purported holder of any of the Lynden Securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior consent of Earthstone.

(j)

In a timely and expeditious manner, Lynden will prepare, (in consultation with Earthstone), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Joint Circular (which amendments or supplements will be in a form satisfactory to Earthstone, acting reasonably) with respect to the Lynden Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(k)

Earthstone will prepare, in a timely and expeditious manner, in consultation with Lynden, the form of the Transmittal Letters, and Lynden will, at the time of mailing of the Joint Circular, forward or cause to be forwarded the Transmittal Letters to each holder of Lynden Shares at the address of such holder as it appears on the register maintained by or on behalf of Lynden in respect of the holders of Lynden Shares.

2.4	Final Order

If:

(a)	the Interim Order is obtained; and
(b)	the Arrangement Resolution is passed at the Lynden Meeting as provided for in the Interim Order and as required by applicable Law,

subject to the terms of this Agreement, Lynden shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order held as soon as reasonably practicable and, in any event, within two (2) Business Days following the approval of the Arrangement Resolution at the Lynden Meeting.

2.5	Court Proceedings

Lynden will permit Earthstone to review and comment upon drafts of all material to be filed by Lynden with the Court in connection with the Arrangement prior to the service and filing of that material and will give reasonable consideration to such comments; provided, however, that all information relating solely to Earthstone’s reliance on the Section 3(a)(10) Exemption and the effect thereof included in any filing with the Court shall be in form and content satisfactory to Earthstone, acting reasonably.  In addition, Lynden will not object to counsel to Earthstone making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel deems appropriate, acting reasonably, provided that Lynden is advised of the nature of any submissions not reasonably contemplated in the material to be filed with the Court prior to the hearing.  Lynden will also provide counsel to Earthstone on a timely basis with copies of any petition, response to a petition and evidence served on Lynden or its counsel in respect of the application for the Final Order or any appeal therefrom.

2.6	Effective Date and Closing

The Arrangement shall become effective at the Effective Time on the Effective Date.  Each of Lynden, Earthstone and Earthstone Acquisition shall deliver at the closing of the Arrangement such customary certificates (including “bring down” certificates), resolutions and other closing documents, as may be required by the Other Party, acting reasonably, to be effective as of the Effective Time.  The closing of the Arrangement will take place at the offices of Jones & Keller, P.C. at 1999 Broadway, Suite 3150, Denver, Colorado 80202 or such other place and date as the parties may mutually determine, on the Effective Date.  At the Effective Time, (a) each Lynden Share outstanding immediately prior to the Effective Time (other than Lynden Shares held by Dissenting Shareholders), shall, by virtue of the Arrangement and without any action on the part of the holder thereof, be exchanged for the Consideration as provided in the Plan of Arrangement; (b) each Lynden Share held by Dissenting Shareholders shall be cancelled and such Dissenting Shareholders shall cease to have any rights with respect thereto other than the right to be paid the fair value of their Lynden Shares in accordance with the Plan of Arrangement; (c) each Lynden Option outstanding immediately prior to the Effective Time, shall, by virtue of the Arrangement and without any action on the part of the holder thereof, be exchanged as provided in the Plan of Arrangement; and (d) the Arrangement shall, from and after the Effective Time, have all of the effects provided by applicable Law, including the Business Corporations Act.

2.7	U.S. Tax Matters

For United States federal income tax purposes, the parties intend to adopt this Agreement and the Plan of Arrangement as a plan of reorganization and intend that the Arrangement as set forth in the Plan of Arrangement qualify as a reorganization within the meaning of Section 368(a) of the Code.  Provided that the Arrangement meets the requirements of a reorganization within the meaning of Section 368(a) of the Code, each party hereto agrees to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code.   Notwithstanding the foregoing, in the event that Lynden has insufficient funds at the Effective Date to satisfy payment obligations to Dissenting Shareholders, the payment of funds by Earthstone to Dissenting Shareholders (an “Earthstone Payment”) shall not be prohibited by this Section 2.7.  Unless (i) an Earthstone Payment is made, (ii) otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or (iii) otherwise required pursuant to applicable Laws, each of the parties shall report the transactions contemplated by this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code (to the extent that the transaction is reportable under the Code) and shall not take any position that is contrary to such treatment.  Notwithstanding the foregoing, neither Earthstone nor Lynden makes any representation, warranty or covenant to any other party or to any Lynden Shareholder or other holder of Lynden securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) or any holder of shares of Earthstone Common Stock or securities regarding the U.S. tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify as a reorganization within the meaning of Section 368(a) of the Code or as a tax‑deferred reorganization for purposes of any United States state or local income tax law.

2.8	U.S. Securities Law Matters

The Arrangement will be carried out with the intention that all shares of Earthstone Common Stock issued on completion of the Arrangement to Lynden Shareholders will be issued by Earthstone in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”).  In order to ensure the availability of the Section 3(a)(10) Exemption, the parties hereto agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;
(b)

the Court will be advised prior to the hearing required to approve the Arrangement that, based on the Court’s determination of the fairness of the Plan of Arrangement and approval of the Arrangement, Earthstone will rely upon the Section 3(a)(10) Exemption with respect to certain securities to be issued to the Lynden Shareholders;

(c)

the Court will be required to satisfy itself as to the fairness of the Arrangement to the Lynden Shareholders to be issued shares of Earthstone Common Stock pursuant to the Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to such Lynden Shareholders;

(d)

the Lynden Securityholders will be given adequate and timely notice advising them of their right to attend the hearing of the Court for the Final Order to approve the Arrangement and providing them with sufficient information necessary for them to exercise that right, and Lynden will file with the Court, prior to sending such information to the Lynden Shareholders, a copy of the Joint Circular, Transmittal Letters and all other materials which will be provided to the Lynden Securityholders;

(e)

the Interim Order will specify that each Lynden Shareholder will have the right to appear before the Court and make submissions at the hearing of the Court for the Final Order to approve the Arrangement so long as they enter an appearance within a reasonable time;

(f)

the Lynden Shareholders will be advised that the shares of Earthstone Common Stock issued in the Arrangement in exchange for the Lynden Shares have not been registered under the U.S. Securities Act and will be issued by Earthstone in reliance on the Section 3(a)(10) Exemption and will not be subject to trading restrictions subject to, with respect to certain Lynden Shareholders who are or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Earthstone, certain restrictions on resale under Rule 144 of the U.S. Securities Act; and

(g)	the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to section 3(a)(10) thereof, regarding the issuance and the exchange and distribution of certain securities of Earthstone to the security holders of Lynden who are in the United States or are U.S. Persons, pursuant to the Plan of Arrangement.”

2.9	Lynden Options

The parties agree that pursuant to the Plan of Arrangement, notwithstanding the terms of the Lynden Option Plan and stock option agreements governing (or stock option certificates representing) the Lynden Options, each Lynden Option outstanding as at the Effective Time shall be deemed to be terminated and cancelled in exchange for delivery on the Effective Date of such number of shares of Earthstone Common Stock determined by the following calculation:

((A x Share Exchange Ratio) – B) x C
A

where:

“A” is the volume weighted average closing price of Earthstone Common Stock on the NYSE MKT (or such other primary stock market on which the Earthstone Common Stock is then trading), converted to Canadian dollars using the Bank of Canada noon exchange rate, for the five trading days preceding the Effective Date;

“B” is the exercise price of the subject Lynden Options; and

“C” is the number of the subject Lynden Options.

In order to be entitled to receive shares of Earthstone Common Stock pursuant to the foregoing calculation, the Lynden Optionholders will be required to pay to Lynden and/or Earthstone the amount, if any, of applicable withholding taxes that would have been payable by the Lynden Optionholder had the Lynden Option been exercised rather than cancelled and terminated, and Lynden and/or Earthstone shall forthwith remit such funds to the appropriate government tax authority.  To the extent holders of Lynden Options shall not be entitled to receive any shares of Earthstone Common Stock at closing based upon the foregoing method of calculation, Earthstone shall on the Effective Date pay the applicable Lynden Optionholders U.S.$0.001 for every such Lynden Option. The shares of Earthstone Common Stock issuable to former holders of Lynden Options have not been registered under the U.S. Securities Act and will be issued by Earthstone in reliance on the Section 3(a)(10) Exemption and shall be fully tradable subject to, with respect to certain holders who are or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Earthstone, certain restrictions on resale under Rule 144 of the U.S. Securities Act.

2.10	Payment of Consideration

Earthstone will, following receipt by Lynden of the Final Order and prior to the Effective Date, deposit in escrow with the Depositary sufficient shares of Earthstone Common Stock to satisfy the Consideration payable to the Lynden Shareholders and the Lynden Optionholders pursuant to the Plan of Arrangement (other than Lynden Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

2.11	Withholding Taxes

Earthstone, Lynden and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or the Plan of Arrangement to any Person, and from all dividends, interest or other amounts payable to any former Lynden Shareholder such amounts as Earthstone, Lynden or the Depositary is required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority.

2.12	Preparation of Filings

Earthstone, Earthstone Acquisition and Lynden shall cooperate in the preparation of any application for the Key Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no‑action letters and approvals and the preparation of any documents reasonably deemed by either of the parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with this Agreement or the Plan of Arrangement.

2.13	Announcement and Shareholder Communications

The parties shall each publicly announce the entering into of this Agreement following the execution of this Agreement pursuant to a joint press release. Each party shall consult with the Other Party prior to issuing any press releases or otherwise making public written statements with respect to the Arrangement or this Agreement and shall provide the Other Party with a reasonable opportunity to review and comment on such press release or other communications.  The parties agree to cooperate in the preparation of presentations, if any, to Lynden Securityholders regarding the Plan of Arrangement, and no party shall (a) issue any news release or otherwise make public announcements with respect to this Agreement or the Arrangement without the consent of the Other Party (which consent shall not be unreasonably withheld or delayed); or (b) make any filing with any Governmental Authority or with the TSXV or the NYSE MKT with respect thereto without prior consultation with the Other Party; provided, however, that the foregoing shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the Other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Lynden

Lynden hereby represents and warrants to Earthstone (and acknowledges that Earthstone is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement) that, other than as set out in the Lynden Disclosure Letter:

(a)

Organization.  Each of Lynden and all Lynden Subsidiaries have been incorporated, are validly subsisting and have full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Each of Lynden and all Lynden Subsidiaries are registered, licensed or otherwise qualified in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Lynden.  All of the outstanding shares of the Lynden Subsidiaries are beneficially owned, directly or indirectly, by Lynden.  Except pursuant to restrictions on transfer contained in the articles or by‑laws (or their equivalent) of all Lynden Subsidiaries, the outstanding shares of any Lynden Subsidiary are owned free and clear of all Encumbrances and Lynden is not liable to any creditor in respect thereof. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Lynden Subsidiaries or any of its material assets from either Lynden or any Lynden Subsidiary.

(b)	Capitalization. Lynden is authorized to issue an unlimited number of Lynden Shares. As of the date hereof, there were issued and outstanding:
(i)	130,198,411 Lynden Shares; and
(ii)	Lynden Options to acquire an aggregate of 4,010,000 Lynden Shares the terms of which are set forth in the Lynden Disclosure Letter.

Except for the Lynden Options, and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre‑emptive, contingent or otherwise) obligating Lynden or any Lynden Subsidiary to issue or sell any shares of Lynden or any Lynden Subsidiary or any securities or obligations of any kind convertible into or exchangeable for any shares of Lynden or any Lynden Subsidiary.  All outstanding Lynden Shares have been authorized and are validly issued and outstanding as fully paid and non‑assessable shares, free of pre‑emptive rights.  As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Lynden having the right to vote with the Lynden Shareholders on any matter.  As of the date hereof, there are no outstanding contractual obligations of Lynden to repurchase, redeem or otherwise acquire any outstanding Lynden Shares or with respect to the voting or disposition of any outstanding Lynden Shares.  There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on book value, income, share price or any other attribute of Lynden or its business. There are no outstanding debentures, bonds or other evidence of indebtedness of Lynden or any Lynden Subsidiary. All securities of Lynden have been issued in compliance with all applicable Laws and no holder of securities of Lynden has any right to compel Lynden to register or otherwise qualify such securities for distribution or sale to the public in Canada, the United States or in any jurisdiction.

(c)

Authority.  Lynden has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Lynden as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by Lynden and the completion by Lynden of the Arrangement contemplated by this Agreement have been authorized by the Lynden Board and, subject to obtaining the Lynden Shareholder Approval, approval of the TSXV, the Interim Order and the Final Order in the manner contemplated herein, no other corporate or shareholder proceedings on the part of Lynden or the Lynden Shareholders are necessary to authorize this Agreement or the completion of Lynden of the transactions contemplated hereby other than in connection with the approval by the Lynden Board of the Joint Circular.  This Agreement has been executed and delivered by Lynden and constitutes a legal, valid and binding obligation of Lynden, enforceable against Lynden in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.  The execution and delivery by Lynden of this Agreement and the performance by Lynden of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)

result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the Articles, By‑laws or Notice of Articles of Lynden or any Lynden Subsidiary,
(B)	any applicable Law or the rules or policies of the TSXV, or
(C)

any revolving line of credit of Lynden (the “Credit Facility”), note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Lynden or any Lynden Subsidiary are bound or are subject to or of which Lynden or any Lynden Subsidiary are the beneficiary;

(ii)	cause any indebtedness owing by Lynden or any of the Lynden Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available;
(iii)

result in the imposition of any Encumbrance upon any of the property or assets of Lynden or any of the Lynden Subsidiaries or give any Person the right to acquire any of the assets of Lynden or any of the Lynden Subsidiaries, or restrict, hinder, impair or limit the ability of Lynden or any of the Lynden Subsidiaries to conduct the business of Lynden or any of the Lynden Subsidiaries as and where it is now being conducted; or

(iv)

result in or accelerate the time for payment or vesting of, or the amount of any severance, unemployment compensation, “golden parachute”, interest bonus, termination payments or otherwise, becoming due to any director or officer of Lynden or any of the Lynden Subsidiaries or increase any benefits otherwise payable under any Benefits Plan of Lynden or any of the Lynden Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits;

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or other Person is required to be obtained by Lynden in connection with the execution and delivery of this Agreement or the consummation by Lynden of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) any approvals required by the Final Order, (iii) the Key Regulatory Approvals and (iv) filings and approvals required by United States securities laws.

(d)	Lynden Board Approval. The Lynden Board:
(i)

as of December 16, 2015, determined that the Consideration is fair, from a financial point of view, to the Lynden Shareholders and the Lynden Optionholders and the Arrangement is in the best interests of Lynden;

(ii)	indicated that they will recommend that the Lynden Shareholders vote in favour of the Arrangement Resolution, subject to Section 4.5; and
(iii)	authorized the entering into of this Agreement, and the performance of Lynden’s obligations hereunder (the “Lynden Board Approval”).
(e)

Lynden Subsidiaries.  The Lynden Subsidiaries are the only Subsidiaries of Lynden and Lynden does not own a direct or indirect voting or equity interest in any Person that is not one of the Lynden Subsidiaries.

(f)

Material Contracts.  The Lynden Disclosure Letter sets forth a complete and accurate list of all Lynden Material Contracts as of the date hereof.  Lynden has made available to Earthstone true and complete copies of all such Lynden Material Contracts.  Neither Lynden nor any of the Lynden Subsidiaries are in breach or violation of or default under (in each case, with or without notice or lapse of time or both) the terms of any Lynden Material Contract.  As of the date hereof, to the knowledge of Lynden, no other party to any Lynden Material Contract is in material breach of, violation of, or default under the terms of, or has threatened to terminate, any such Lynden Material Contract, and to the knowledge of Lynden, there exists no state of facts which after notice or lapse of time or both would constitute a default, violation or breach of any such Lynden Material Contract.  Each Lynden Material Contract is a valid and binding obligation of Lynden or a Lynden Subsidiary, as applicable, and is in full force and effect in accordance with its terms.  There is no Lynden Material Contract which: (i) would be violated, contravened or breached by, or under which a default would occur; (ii) requires any consent or prior approval be obtained from any Person (including consents relating to the change of control of Lynden) or notice to be given (prior to or following the Effective Time); (iii) would terminate; or (iv) would entitle any party to terminate, accelerate, modify or call any obligations or rights under; in each case, as a result of the execution of this Agreement or the completion of the Arrangement. Except for this Arrangement Agreement, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Lynden or any of the Lynden

Subsidiaries of any material assets of Lynden or any of the Lynden Subsidiaries and neither Lynden nor any of the Lynden Subsidiaries has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from any Person of any securities or any assets which could reasonably be expected to be material to Lynden.

(g)	Absence of Changes. Since September 30, 2015:
(i)	each of Lynden and the Lynden Subsidiaries have conducted its business only in the ordinary and regular course of business consistent with past practice;
(ii)	neither Lynden nor any Lynden Subsidiary have incurred or suffered a Material Adverse Effect;
(iii)	there has not been any acquisition or sale by Lynden or any Lynden Subsidiary of any material property or assets;
(iv)

other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Lynden or any Lynden Subsidiary of any debt for borrowed money, any creation or assumption by Lynden or any Lynden Subsidiary of any Encumbrance, any making by Lynden or any Lynden Subsidiary of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non‑renewal by Lynden or any Lynden Subsidiary of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	Lynden has not declared or paid any dividends or made any other distribution on any of the Lynden Shares;
(vi)	Lynden has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Lynden Shares;
(vii)

other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Lynden or any Lynden Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Lynden Options) made to, for or with any of such directors or officers;

(viii)	Neither Lynden nor any Lynden subsidiary has effected any material change in its accounting methods, principles or practices; and
(ix)	Lynden has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.
(h)	Employment Agreements. Neither Lynden nor any Lynden Subsidiary:

(i)

is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Lynden or any Lynden Subsidiary that would be triggered by Lynden entering into this Agreement or the completion of the Arrangement;

(ii)	has any employee or consultant whose employment or contract with Lynden or any Lynden Subsidiary cannot be terminated by Lynden following completion of the Arrangement; and
(iii)

(A) is a party to any collective bargaining agreement, (B) is, to the knowledge of Lynden, subject to any application for certification or threatened or apparent union‑organizing campaigns for employees not covered under a collective bargaining agreement, or (C) is subject to any current, or to the knowledge of Lynden, pending or threatened strike or lockout.

(i)

Financial Matters.  The audited comparative annual financial statements of Lynden for the financial years ended June 30, 2015 and 2014 and the unaudited interim financial statements of Lynden for the three months ended September 30, 2015 and 2014 and the notes thereto (collectively the “Lynden Financial Statements”) were prepared in accordance with applicable accounting standards consistently applied and fairly present in all material respects the consolidated financial condition of Lynden at the respective dates indicated and the results of operations of Lynden for the periods covered on a consolidated basis.  As of the date hereof, neither Lynden nor any of the Lynden Subsidiaries have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off‑balance sheet transactions not reflected in the Lynden Financial Statements, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of exploring Lynden’s projects) since September 30, 2015, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Lynden.

(j)

Disclosure Controls and Procedures.  Lynden has (i) designed disclosure controls and procedures to provide reasonable assurance that the information Lynden is required to disclose in the reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms, and includes, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to Lynden’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure; (ii) designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes; (iii) has evaluated the effectiveness of Lynden’s disclosure controls and procedures and has disclosed in Item 9A of its Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (the “2015 10-K”) its conclusions about the effectiveness of its disclosure controls and procedures; and (iv) has disclosed in its 2015 10-K the necessary disclosure relating to any material weaknesses. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 115, as in effect on the date of this Agreement. There are (is) no:

(i)

material weaknesses in the internal controls over financial reporting of Lynden that could reasonably be expected to adversely affect Lynden’s ability to record, process, summarize and report financial information; or

(ii)	fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Lynden and the Lynden Subsidiaries.
(k)

Books and Records.  The corporate records and minute books of Lynden and all Lynden Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Lynden.  Financial books and records and accounts of Lynden and all Lynden Subsidiaries, in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Lynden and the Lynden Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Lynden.

(l)

Claims.  There are no claims, actions, suits, judgments, grievances, complaints, arbitration, charges, audits, indictments, investigations, reviews or proceedings of any kind outstanding, pending or to the knowledge of Lynden, threatened against or affecting Lynden or the Lynden Subsidiaries or any of their respective properties and assets or their respective directors, officers or promoters at law or in equity or before any Governmental Authority of any kind, nor is Lynden aware of any facts or circumstances that could form the basis for any such claim, action, suit, judgment, grievance, complaint, arbitration, charge, audit, indictment, investigation, review or proceedings.  There is no bankruptcy, liquidation, winding‑up or other similar proceeding pending or in progress, or, to the knowledge of Lynden, threatened against or relating to Lynden or any Lynden Subsidiary before any Governmental Authority.  Neither Lynden nor any Lynden Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree.

(m)

Indebtedness.  Neither Lynden nor any of the Lynden Subsidiaries has any material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically disclosed in the Lynden Public Documents filed prior to the date of this Agreement, specifically identified in the Lynden Financial Statements, which relate to the proposed Arrangement or incurred in the ordinary course of conduct of the continuing business operations of Lynden and the Lynden Subsidiaries since the date of the Lynden Financial Statements.

(n)

Auditors.  The auditors of Lynden are Deloitte LLP, independent public accountants as required by applicable Law and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Lynden.

(o)

Title to Properties and Operational Matters.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lynden, Lynden and the Lynden Subsidiaries have Good and Defensible Title to the oil and gas and other related properties and assets of any kind and nature reflected in the Lynden Reserve Reports as attributable to interest owned by Lynden and the Lynden Subsidiaries, including working, leasehold and mineral interests and all interests in equipment and machinery (including wells, well equipment and machinery) and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing (collectively, for the purposes of this Section 3.1(o), the “Lynden properties and assets”), except for such oil and gas and other related properties and assets sold, used or otherwise disposed of since June 30, 2015 in the ordinary course of business, free and clear of all Encumbrances except (1) Permitted Encumbrances and (2) Production Burdens.  Lynden has not, and nor has any Lynden Subsidiary, received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the Lynden properties and assets, that would, individually or in the aggregate, result in a Material Adverse Effect on Lynden.

(p)

Permits.  Lynden and the Lynden Subsidiaries possess all Permits issued by the appropriate Governmental Authorities necessary to conduct the business now operated by them and all such certificates, authorizations, permits and licenses are valid and subsisting and in good standing. Lynden and the Lynden Subsidiaries are in compliance with the terms of such certificates, authorizations, permits and licenses, and, to Lynden’s knowledge, neither Lynden nor the Lynden Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, if the subject of an unfavourable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect on Lynden.

(q)

Environmental Approvals.  With the express recognition by Earthstone that Lynden does not act as operator with respect to any of its oil and gas related properties, and except where the non‑compliance with any Laws (including Environmental Laws) or Permits (including Environmental Approvals) or failure to obtain such permits could not reasonably be expected to have a Material Adverse Effect, Lynden and the Lynden Subsidiaries:

(i)	have obtained all Environmental Approvals, if any, that are required to carry on Lynden and Lynden Subsidiaries’ businesses and operations under all applicable Environmental Laws, and
(ii)	are in compliance with all applicable Environmental Laws and Environmental Approvals, if any, in each jurisdiction in which Lynden and Lynden Subsidiaries carry on business or have assets.
(r)

Royalties.  To the knowledge of Lynden, with the express recognition by Earthstone that Lynden does not act as operator with respect to any of its oil and gas related properties, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect Lynden assets or its material joint ventures have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof.

(s)

Expenses. To the knowledge of Lynden, all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Lynden or any of the Lynden Subsidiaries or their material joint ventures is directly or indirectly bound have been property and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(t)

Insurance.  Lynden maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size engaged in similar businesses and such policies are in full force and effect as of the date hereof.

(u)

Environmental.  Except to the extent that any violation or other matter referred to in this subsection would not reasonably be expected to have a Material Adverse Effect on Lynden and any Lynden Subsidiary, and with the express recognition by Earthstone that Lynden does not act as operator with respect to any of its oil and gas related properties, to Lynden’s knowledge:

(i)	Lynden and all of the Lynden Subsidiaries are in compliance in all material respects with Environmental Laws;
(ii)

Lynden and all of the Lynden Subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants in compliance with Environmental Laws;

(iii)

there is no material claim or judicial or administrative proceeding which may affect either Lynden or any Lynden Subsidiary or any of the properties or assets of Lynden or any Lynden Subsidiary relating to or alleging any violation of or liability under Environmental Laws; and

(iv)

neither Lynden nor any Lynden Subsidiary have failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign, the occurrence of any event which is required to be so reported by Lynden or any Lynden Subsidiary under any Environmental Laws.

(v)

Hazardous Materials.  With the express recognition by Earthstone that Lynden does not act as operator with respect to any of its oil and gas related properties: (i) there are no claims pending or, to the knowledge of Lynden, threatened against Lynden or any of the Lynden Subsidiaries alleging the violation of or non‑compliance with Environmental Laws or Releases of Hazardous Materials, except for claims which if adversely decided, would not constitute, individually or in the aggregate, a Material Adverse Effect in respect of Lynden; (ii) to Lynden’s knowledge, neither Lynden nor any of the Lynden Subsidiaries has transported or arranged for the treatment, storage, handling, or disposal of any Hazardous Materials to any off‑site location that has or could reasonably be expected to result in a claim under or relating to any Environmental Laws against Lynden or any of the Lynden Subsidiaries, except for claims which, if adversely decided, would not constitute, individually or in the aggregate, a Material Adverse Effect in respect of Lynden; (iii) to the knowledge of Lynden, no facts, circumstances or conditions exist, including, to the knowledge of Lynden, the presence of Hazardous Materials at, in, on or migrating to or from any property currently or formerly owned, operated, controlled, managed, or leased by Lynden or any of the Lynden Subsidiaries that would reasonably be expected to result in Lynden or the Lynden Subsidiaries incurring liability under

Environmental Laws, which liability constitutes, individually or in the aggregate, a Material Adverse Effect in respect of Lynden; and (iv) neither Lynden nor any of the Lynden Subsidiaries has received any order or written notice from any Person either alleging a material violation by Lynden or a Lynden Subsidiary of any Environmental Law.

(w)

Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Lynden or any of the Lynden Subsidiaries, on a consolidated basis:

(i)

each of Lynden and the Lynden Subsidiaries have duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and have, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)

each of Lynden and the Lynden Subsidiaries have (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes required by applicable Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes required by applicable Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Law to be remitted by it;

(iii)

the charges, accruals and reserves for Taxes reflected on the Lynden Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are adequate to cover Taxes with respect to Lynden and any Lynden Subsidiary accruing through the date hereof;

(iv)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Lynden or any Lynden Subsidiary;
(v)

there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Lynden, threatened, against Lynden or any Lynden Subsidiary that propose to assess Taxes in addition to those reported in the Tax Returns;

(vi)	there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Lynden or any Lynden Subsidiary;
(vii)	there has been no extension of time beyond the statutory and disaster relief extended filing dates within which to file any Tax Return granted to Lynden or any Lynden Subsidiary; and
(viii)

neither Lynden nor any Lynden Subsidiary will be required to include any amount of income in, or exclude any amount as a deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any change in method of accounting or change in Tax rules or procedures for a taxable period ending on or prior to the Effective Date.

(x)

Pension and Employee Benefits.  Lynden and the Lynden Subsidiaries have complied, in all material respects, with all of the terms of Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Lynden or any Lynden Subsidiary, other than such non‑compliance that would not reasonably be expected to have a Material Adverse Effect on Lynden.  There are no unfunded accrued liabilities under the Lynden Plans. With regard to any Benefit Plan of any U.S. Lynden Subsidiary: (i) such Benefit Plan has been operated in all material respects with applicable Laws; (ii) no such Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is such Benefit Plan a “multi-employer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA; (iii)  no such Benefit Plan would provide any participant with a gross-up for any Tax; and (iv) no Lynden Shares or other security of Lynden, any of the Lynden Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any such Benefit Plan.

(y)	Listing. The Lynden Shares are listed on the TSXV.
(z)

Reports.  Since September 30, 2015, Lynden has filed with the Securities Authorities, stock exchanges and all applicable self‑regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it.  The Lynden Public Documents, at the time filed or, if amended, as of the date of such amendment (i) did not contain any misrepresentation (as defined in the Securities Act (British Columbia)) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Lynden except where such non‑compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Lynden.  Lynden has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self‑regulatory authority which at the date hereof remains confidential. Except as may be disclosed in the Lynden Public Documents, there is no material fact that Lynden has not disclosed to Earthstone in writing or made available for review by Earthstone as requested by Earthstone as part of its due diligence investigations that has or would have a Material Adverse Effect on Lynden.

(aa)

Corrupt Practices.  Neither Lynden nor any Lynden Subsidiary nor, to the knowledge of Lynden, any of its directors, executives, representatives, agents or employees: (i) has, has committed to, or has been alleged to have used or is using any corporate funds of Lynden or the Lynden Subsidiaries for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has, has committed to, or has been alleged to have or is using any corporate funds of Lynden or the Lynden Subsidiaries for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has, has committed to, or has been alleged to have violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, (iv) has, has committed to, or has been alleged to have established or maintained, or is maintaining, any illegal fund of corporate monies of Lynden or the Lynden Subsidiaries or other of their properties or (v) has made, has committed to make, or has been alleged to have made or is making any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(bb)

Compliance With Laws.  Lynden and each Lynden Subsidiary have complied with and are not in violation of any applicable Laws, other than such non‑compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Lynden.

(cc)

Compliance With Disclosure Obligations.  Lynden trades on the TSXV and is in compliance in all material respects with its timely and continuous disclosure obligations under applicable Securities Laws and the rules and regulations of the TSXV. Lynden is a “reporting issuer” or its equivalent in the provinces of British Columbia, Alberta and Ontario and not on the list of reporting issuers in default under applicable securities laws.

(dd)

No Cease Trade.  Lynden is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Lynden, no investigation or other proceedings involving Lynden that may operate to prevent or restrict trading of any securities of Lynden are currently in progress or pending before any applicable stock exchange or Securities Authority.

(ee)

No Option on Assets.  No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Lynden or any Lynden Subsidiary or any of the assets of Lynden or any Lynden Subsidiary.

(ff)

Certain Contracts.  Neither Lynden nor any Lynden Subsidiary are a party to or bound by any non‑competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of Lynden or any Lynden Subsidiary are conducted, (ii) limit any business practice of Lynden or any Lynden Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by Lynden or any Lynden Subsidiary in any material respect.

(gg)

No Broker’s Commission.  Other than fees payable to the Financial Advisor, Lynden has not entered into any agreement that would entitle any Person to any valid claim against Lynden for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement.

(hh)

Vote Required.  The only votes of the holders of any class or series of the Lynden Securities necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby or thereby is, subject to the Interim Order, the Lynden Shareholder Approval.

(ii)

U.S. Securities Law Matters.  The Lynden Shares are registered under Section 12 of the U.S. Exchange Act and Lynden is not registered or required to register as an investment company under the 1940 Act.

(jj)

No Shareholdings in Earthstone.  Lynden does not, legally or beneficially, own, directly or indirectly, any securities of Earthstone and does not have any right, agreement or obligation to purchase any securities of Earthstone or any securities or obligations of any kind convertible into or exchangeable for any securities of Earthstone.

(kk)

All Information.  Lynden has not withheld from Earthstone any material information or documents concerning Lynden or any of the Lynden Subsidiaries or their respective assets or liabilities during the course of Earthstone’s review of Lynden and its assets.  No representation or warranty contained herein and no statement contained in any schedule or other disclosure document provided or to be provided to Earthstone by Lynden pursuant hereto contains or will contain an untrue statement of a material fact which is necessary to make the statements herein or therein not misleading.

(ll)

Reserve Reports. Lynden has delivered or otherwise made available to Earthstone true and correct copies of all written reports requested or commissioned by Lynden or the Lynden Subsidiaries and delivered to Lynden or the Lynden Subsidiaries in writing on or before the date of this Agreement estimating Lynden’s and such subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Lynden Report Preparer”) concerning the Oil and Gas Interests of Lynden and such subsidiaries as of June 30, 2015 (the “Lynden Reserve Reports”). Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lynden, the factual, non-interpretive data provided by Lynden and the Lynden Subsidiaries to each Lynden Report Preparer in connection with the preparation of the Lynden Reserve Reports that was material to such Lynden Report Preparer’s estimates of the proved oil and gas reserves set forth in the Lynden Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Lynden Reserve Reports) accurate.  With respect to the proved reserves reflected in the Lynden Reserve Reports, the Lynden Reserve Report conforms in all material respects to the SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Lynden Reserve Reports that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lynden.

(mm)

Derivatives. The Lynden Public Documents accurately summarize, in all material respects, the outstanding Derivative positions of Lynden and the Lynden Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Lynden and the Lynden Subsidiaries, as of the dates reflected therein. As of the date of this Agreement, all Derivative Contracts to which Lynden or the Lynden Subsidiaries are a party have been made available to Earthstone.

(nn)	Canadian Business. Company is a “Canadian business” within the meaning of the Investment Canada Act.
(oo)

Interested Party Transactions. Since September 30, 2015 until the date of this Agreement, no event has occurred or transaction entered into that would be required to be reported by Lynden pursuant to Item 404 of Regulation S-K promulgated by the SEC under the U.S. Exchange Act and has not been reported in the Lynden Public Documents.

(pp)

Opinion of Financial Advisors. The Lynden Board has received the opinion of the Financial Advisor, dated the date of the meeting of the Lynden Board at which this Agreement was approved by the Lynden Board, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Share Exchange Ratio in the Arrangement pursuant to this Agreement and the Plan of Arrangement was fair, from a financial point of view, to the Lynden Shareholders.

(qq)

Certain Tax Matters. Neither Lynden nor any of the Lynden Subsidiaries has taken or agreed to take any action that would prevent this Agreement and the Plan of Arrangement from constituting a reorganization within the meaning of Section 368(a) of the Code.  Without limiting the generality of the foregoing:

(i)

The fair market value of the Consideration will be approximately equal to the fair market value of the Lynden Shares surrendered in the Arrangement, determined as of the last Business Day before the date of this Agreement.

(ii)

Prior to the Effective Time and in connection with or anticipation of this Agreement or the Plan of Arrangement, (i) none of the Lynden Shares will be redeemed, (ii) no extraordinary dividends will be made with respect to the Lynden Shares, and (iii) none of the Lynden Shares will be acquired by Lynden or any Related Person.

(iii)

Any compensation paid to Lynden Shareholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Earthstone (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the Lynden Shares in the Arrangement.

(iv)	No debt of Lynden is guaranteed by any Lynden Shareholder.
(v)

No assets of Lynden have been sold, transferred or otherwise disposed of which would prevent Earthstone from continuing the historic business of Lynden or from using a significant portion of Lynden’s historic business assets in a business following the Plan of Arrangement, within the meaning of Treasury Regulation Section 1.368-1(d).

(vi)

Lynden is not an investment company as defined in Section 368(a)(2)(F) of the Code.  An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment.  In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.  For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(vii)	The fair market value of the assets of Lynden will exceed the sum of the liabilities assumed or paid by Earthstone, plus the amount of liabilities, if any, to which the assets are subject.
(viii)	Lynden is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
(ix)	There is no Indebtedness existing between Earthstone and Lynden that was or will be issued, acquired, or settled at a discount in connection with this Agreement or the Plan of Arrangement.
(x)	Lynden has substantial non-tax business purposes and reasons for the Plan of Arrangement, and the terms of this Agreement and the Plan of Arrangement are the product of arm’s length negotiations.
(xi)

Lynden will not take, and Lynden has no knowledge of any plan or intention of any of Lynden Shareholders to take, any position on any Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Arrangement as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(xii)

No stock or securities of Lynden will be issued to any Lynden Shareholder for services rendered to or for the benefit of Earthstone or Lynden in connection with this Agreement or the Plan of Arrangement (except to the extent of outstanding Lynden Options).

(xiii)

No stock or securities of Earthstone or of Lynden will be issued to any Lynden Shareholder for any Indebtedness owed to any Lynden Shareholder in connection with this Agreement or the Plan of Arrangement.

(xiv)	The liabilities of Lynden to be assumed or paid and the liabilities to which the assets of Lynden are subject were incurred by Lynden in the ordinary course of its business.
(xv)	No assets were transferred to Lynden, nor did Lynden assume any liabilities, in anticipation of this Agreement or the Plan of Arrangement.
(xvi)

Lynden has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since November 30, 2013. The stock of Lynden has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since November 30, 2013.

(xvii)

Following the transaction, Lynden will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Earthstone Acquisition’s net assets and at least 70 percent of the fair market value of Earthstone Acquisition’s gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Lynden or Earthstone Acquisition to Dissenting Shareholders, amounts paid by Lynden or Earthstone Acquisition to shareholders who receive cash or other property, amounts used by Lynden or

Earthstone Acquisition to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Lynden will be included as assets of Lynden or Earthstone Acquisition, respectively, immediately prior to the transaction.

(xviii)	Lynden has no plan or intention to issue additional shares of its stock that would result in Earthstone losing control of Lynden within the meaning of Section 368(c)(1) of the Code.
(xix)

In the arrangement, shares of Lynden stock representing control of Lynden, as defined in Section 368(c)(1) of the Code, will be exchanged solely for voting stock of Earthstone, for purposes of this representation, shares of Lynden stock exchanged for cash or other property originating with Earthstone will be treated as outstanding Lynden stock on the date of the Closing.

(xx)	Subject to Section 6.3, Earthstone, Earthstone Acquisition, Lynden, and the shareholders of Lynden will pay their respective expenses, if any, incurred in connection with the transaction.
(xxi)

At the time of the Closing, Lynden will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Lynden that, if exercised or converted, would affect Earthstone’s acquisition or retention of control of Lynden, as defined in Section 368(c)(1) of the Code.

3.2	Representations and Warranties of Earthstone and Earthstone Acquisition

Earthstone and Earthstone Acquisition hereby, jointly and severally, represent and warrant to Lynden (and acknowledge that Lynden is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement) that, other than as set out in the Earthstone Disclosure Letter:

(a)

Organization.  Each of Earthstone and all Earthstone Subsidiaries have been incorporated, are validly subsisting and have full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Each of Earthstone and all Earthstone Subsidiaries are registered, licensed or otherwise qualified in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Earthstone or Earthstone Acquisition.  All of the outstanding shares of the Earthstone Subsidiaries are beneficially owned, directly or indirectly, by Earthstone.  Except pursuant to restrictions on transfer contained in the articles or by‑laws (or their equivalent) of all Earthstone Subsidiaries, the outstanding shares of any Earthstone Subsidiary are owned free and clear of all Encumbrances and Earthstone is not liable to any creditor in respect thereof. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Earthstone Subsidiaries or any of its material assets from either Earthstone or any Earthstone Subsidiary.

(b)	Capitalization. Earthstone is authorized to issue 100,000,000 shares of Earthstone Common Stock. As of the date hereof, there were issued and outstanding:
(i)	13,835,128 shares of Earthstone Common Stock;
(ii)	Earthstone Options to acquire an aggregate of 0 shares of Earthstone Common Stock; and
(iii)	Earthstone Warrants to acquire an aggregate of 0 Earthstone Warrants.

Except for the Earthstone Options and Earthstone Warrants, and the registration rights granted to Flatonia Energy, LLC and Oak Valley Resources, LLC as set forth in the Earthstone Public Documents, and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre‑emptive, contingent or otherwise) obligating Earthstone or any Earthstone Subsidiary to issue or sell any shares of Earthstone or any Earthstone Subsidiary or any securities or obligations of any kind convertible into or exchangeable for any shares of Earthstone or any Earthstone Subsidiary.  All outstanding shares of Earthstone Common Stock have been authorized and are validly issued and outstanding as fully paid and non‑assessable shares, free of pre‑emptive rights.  As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Earthstone or any Earthstone Subsidiary having the right to vote with the Earthstone Shareholders on any matter.  As of the date hereof, there are no outstanding contractual obligations of Earthstone or any Earthstone Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of Earthstone Common Stock or with respect to the voting or disposition of any outstanding shares of Earthstone Common Stock. There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on book value, income, share price or any other attribute of Earthstone or its business, there are no outstanding debentures, bonds or other evidence of indebtedness of Earthstone or any Earthstone Subsidiary, all securities of Earthstone have been issued in compliance with all applicable Laws and no holder of securities of Earthstone has any right to compel Earthstone to register or otherwise qualify such securities for distribution or sale to the public in Canada, the United States or in any jurisdiction.

(c)

Authority.  Earthstone and Earthstone Acquisition have all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Earthstone and Earthstone Acquisition as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by Earthstone and Earthstone Acquisition and the completion by Earthstone and Earthstone Acquisition of the Arrangement contemplated by this Agreement have been authorized by the Earthstone Board and the Earthstone Acquisition Board and, subject to receipt of no comment or no further comment from the SEC, no other corporate or shareholder proceedings on the part of Earthstone, Earthstone Acquisition or their respective shareholders are necessary to authorize this Agreement or the completion by Earthstone and Earthstone Acquisition of the transactions contemplated hereby.  This Agreement has been executed and delivered by Earthstone and Earthstone Acquisition and constitutes a legal, valid and binding obligation of Earthstone and Earthstone Acquisition, enforceable against Earthstone and Earthstone Acquisition in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.  The execution and delivery by Earthstone and Earthstone Acquisition of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)

result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the Articles, Bylaws or Notice of Articles of Earthstone or any Earthstone Subsidiary,
(B)	any applicable Law or the rules or policies of the NYSE MKT, or
(C)

any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Earthstone or any Earthstone Subsidiary are bound or are subject to or of which Earthstone or any Earthstone Subsidiary are the beneficiary;

(ii)	cause any indebtedness owing by Earthstone or any of the Earthstone Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available;
(iii)

result in the imposition of any Encumbrance upon any of the property or assets of Earthstone or any of the Earthstone Subsidiaries or give any Person the right to acquire any of assets of Earthstone or any of the Earthstone Subsidiaries, or restrict, hinder, impair or limit the ability of Earthstone or any of the Earthstone Subsidiaries to conduct the business of Earthstone or any of the Earthstone Subsidiaries as and where it is now being conducted; or

(iv)

result in or accelerate the time for payment (or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise) becoming due to any director or officer of Earthstone or any of the Earthstone Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Earthstone or any of the Earthstone Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits.

The Earthstone Shareholder Consent has been obtained and is irrevocable until the earlier of immediately following (i) the Effective Time or (ii) the termination of this Agreement pursuant to Article 6.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or other Person is required to be obtained by Earthstone or any Earthstone Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Earthstone of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) any approvals required by the Final Order, (iii) the Key Regulatory Approvals and (iv) filings and approvals required by United States securities laws.

(d)	Earthstone and Earthstone Acquisition Board Approval. Each of Earthstone Board and Earthstone Acquisition Board has:
(i)	determined that the Arrangement is in the best interests of Earthstone and Earthstone Acquisition, as applicable;
(ii)	indicated that they will recommend that the shareholders of Earthstone and Earthstone Acquisition vote in favour of the transactions contemplated by this Agreement; and
(iii)	authorized the entering into of this Agreement, and the performance of Earthstone’s and Earthstone Acquisition’s obligations hereunder.
(e)

Earthstone Subsidiaries.  The Earthstone Subsidiaries are the only subsidiaries of Earthstone and Earthstone does not own a direct or indirect voting or equity interest in any Person that is not one of the Earthstone Subsidiaries.

(f)

Material Contracts.  The Earthstone Disclosure Letter sets forth a complete and accurate list of all Earthstone Material Contracts as of the date hereof. Earthstone has made available to Lynden true and complete copies of all such Earthstone Material Contracts.  Neither Earthstone nor any Earthstone Subsidiary are in breach or violation of or default under (in each case, with or without notice or lapse of time or both) the terms of any Earthstone Material Contract.  As of the date hereof, to the knowledge of Earthstone, no other party to any Earthstone Material Contract is in material breach of, violation of, or default under the terms of, or has threatened to terminate, any such Earthstone Material Contract, and to the knowledge of Earthstone, there exists no state of facts which after notice or lapse of time or both would constitute a default, violation or breach of any such Earthstone Material Contract.  Each Earthstone Material Contract is a valid and binding obligation of Earthstone or any Earthstone Subsidiary, as applicable, and is in full force and effect in accordance with its terms.  There is no Earthstone Material Contract which: (i) would be violated, contravened or breached by, or under which a default would occur; (ii) requires any consent or prior approval be obtained from any Person (including consents relating to the change of control of Earthstone) or notice to be given (prior to or following the Effective Time); (iii) would terminate; or (iv) would entitle any party to terminate, accelerate, modify or call any obligations or rights under; in each case, as a result of the execution of this Agreement or the completion of the Arrangement.  Except for this Arrangement Agreement, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Earthstone or any of the Earthstone Subsidiaries of any material assets of Earthstone or any of the Earthstone Subsidiaries and neither Earthstone nor any of the Earthstone Subsidiaries has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from any Person of any securities or any assets which could reasonably be expected to be material to Earthstone.

(g)	Absence of Changes. Since September 30, 2015, except as disclosed by Earthstone in the Earthstone Disclosure Letter:
(i)	Each of Earthstone and the Earthstone Subsidiaries have conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	Neither Earthstone nor any Earthstone Subsidiary have incurred or suffered a Material Adverse Effect;
(iii)	There has not been any acquisition or sale by Earthstone or any Earthstone Subsidiary of any material property or assets;
(iv)

There has not been any incurrence, assumption or guarantee by Earthstone or any Earthstone Subsidiary of any debt for borrowed money, any creation or assumption by Earthstone or any Earthstone Subsidiary of any Encumbrance, any making by Earthstone or any Earthstone Subsidiary of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non‑renewal by Earthstone or any Earthstone Subsidiary, of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	Earthstone has not declared or paid any dividends or made any other distribution on any of the shares of Earthstone Common Stock;
(vi)	Earthstone has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding shares of Earthstone Common Stock;
(vii)

Other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Earthstone or any Earthstone Subsidiary to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Earthstone Options) made to, for or with any of such directors or officers;

(viii)	Neither Earthstone nor any Earthstone subsidiary has effected any material change in its accounting methods, principles or practices; and
(ix)

Earthstone has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(h)	Employment Agreements. Neither Earthstone nor any Earthstone Subsidiary:
(i)

are a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with any director or officer of Earthstone or any Earthstone Subsidiary that would be triggered by Earthstone or Earthstone Acquisition entering into this Agreement or the completion of the Arrangement; and

(ii)

(a) are a party to any collective bargaining agreement, (b) are, to the knowledge of Earthstone, subject to any application for certification or threatened or apparent union‑organizing campaigns for employees not covered under a collective bargaining agreement, or (c) are subject to any current, or to the knowledge of Earthstone, pending or threatened strike or lockout.

(i)

Financial Matters.  The audited comparative annual financial statements of Earthstone for the financial years ended December 31, 2014 and 2013 and the respective notes thereto and the unaudited interim financial statements of Earthstone for the nine months ended September 30, 2015 and 2014 and the notes thereto (collectively, the “Earthstone Financial Statements”) were prepared in accordance with applicable accounting standards consistently applied and fairly present in all material respects the consolidated financial condition of Earthstone at the respective dates indicated and the results of operations of Earthstone for the periods covered on a consolidated basis.  As of the date hereof, neither Earthstone nor any Earthstone Subsidiary have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off‑balance sheet transactions not reflected in the Earthstone Financial Statements except liabilities and obligations incurred in the ordinary and regular course of business including the business of operating, developing, constructing and exploring Earthstone’s projects since September 30, 2015, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Earthstone.

(j)

Disclosure Controls and Procedures.  Earthstone has (i) designed disclosure controls and procedures to provide reasonable assurance that material information relating to Earthstone and the Earthstone Subsidiaries is made known to the Principal Executive Officer and Principal Financial Officer of Earthstone on a timely basis, particularly during the periods in which the annual or interim filings are being prepared; (ii) designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes; (iii) has evaluated the effectiveness of Earthstone’s disclosure controls and procedures and has disclosed in its management discussion and analysis for the period ended December 31, 2014 (“Earthstone MD&A”) its conclusions about the effectiveness of its disclosure controls and procedures; and (iv) has evaluated the effectiveness of Earthstone’s internal control over financial reporting and has disclosed in its Earthstone MD&A its conclusions about the effectiveness of internal control over financial reporting and, if applicable, the necessary disclosure relating to any material weaknesses. Earthstone has not failed to disclose any information regarding any event, circumstance or action taken or failed to be taken within the knowledge of Earthstone as at the date of this Agreement which could reasonably be expected to have a Material Adverse Effect in respect of Earthstone. There are (is) no:

(i)

material weaknesses in the internal controls over financial reporting of Earthstone that could reasonably be expected to adversely affect Earthstone’s ability to record, process, summarize and report financial information; and

(ii)	fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Earthstone and the Earthstone Subsidiaries.

(k)

Books and Records.  The corporate records and minute books of Earthstone and all Earthstone Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Earthstone.  Financial books and records and accounts of Earthstone and all Earthstone Subsidiaries, in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Earthstone and the Earthstone Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Earthstone.

(l)

Claims.  There are no claims, actions, suits, judgments, grievances, complaints, arbitration, charges, audits, indictments, investigations, reviews or proceedings of any kind outstanding, pending or to the knowledge of Earthstone, threatened against or affecting Earthstone or the Earthstone Subsidiaries or any of their respective properties and assets or their respective directors, officers or promoters at law or in equity or before any Governmental Authority of any kind, nor is Earthstone aware of any facts or circumstances that could form the basis for any such claim, action, suit, judgment, grievance, complaint, arbitration, charge, audit, indictment, investigation, review or proceedings.  There is no bankruptcy, liquidation, winding‑up or other similar proceeding pending or in progress, or, to the knowledge of Earthstone, threatened against or relating to Earthstone or any Earthstone Subsidiary before any Governmental Authority.  Neither Earthstone nor any Earthstone Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree.

(m)

Indebtedness.  Neither Earthstone nor any of the Earthstone Subsidiaries has any material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically disclosed in the Earthstone Public Documents filed prior to the date of this Agreement, specifically identified in the Earthstone Financial Statements, which relate to the proposed Arrangement or incurred in the ordinary course of conduct of the continuing business operations of Earthstone and the Earthstone Subsidiaries since the date of the Earthstone Financial Statements.

(n)

Auditors.  The auditors of Earthstone are Weaver and Tidwell, L.L.P., an independent public accountants as required by applicable Law and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Earthstone since December 31, 2010.

(o)

Title to Properties and Operational Matters.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Earthstone, Earthstone and the Earthstone Subsidiaries have Good and Defensible Title to the oil and gas and other related properties and assets of any kind and nature reflected in the Earthstone Reserve Reports as attributable to interest owned by Earthstone and the Earthstone Subsidiaries, including working, leasehold and mineral interests and all interests in equipment and machinery (including wells, well equipment and machinery) and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing

(collectively, for the purposes of this Section 3.2(o), the “Earthstone properties and assets”), except for such oil and gas and other related properties and assets sold, used or otherwise disposed of since December 31, 2014 in the ordinary course of business, free and clear of all Encumbrances except (1) Permitted Encumbrances and (2) Production Burdens.  Earthstone has not, and nor has any Earthstone Subsidiary, received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the Earthstone properties and assets, that would, individually or in the aggregate, result in a Material Adverse Effect on Earthstone.

(p)

Permits.  Earthstone and the Earthstone Subsidiaries possess all Permits issued by the appropriate Governmental Authorities necessary to conduct the business now operated by them and all such certificates, authorizations, permits and licenses are valid and subsisting and in good standing. Earthstone and the Earthstone Subsidiaries are in compliance with the terms of such certificates, authorizations, permits and licenses, and, to Earthstone’s knowledge, neither Earthstone nor the Earthstone Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, if the subject of an unfavourable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect on Earthstone.

(q)

Environmental Approvals.  Except where the non‑compliance with any Laws (including Environmental Laws) or Permits (including Environmental Approvals) or failure to obtain such permits could not reasonably be expected to have a Material Adverse Effect, Earthstone and the Earthstone Subsidiaries:

(i)	have obtained all Environmental Approvals, if any, that are required to carry on Earthstone and Earthstone Subsidiaries’ businesses and operations under all applicable Environmental Laws, and
(ii)	are in compliance with all applicable Environmental Laws and Environmental Approvals, if any, in each jurisdiction in which Earthstone and Earthstone Subsidiaries carry on business or have assets.
(r)

Royalties.  To the knowledge of Earthstone, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect Earthstone assets or its material joint ventures have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof.

(s)

Expenses. To the knowledge of Earthstone, all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Earthstone or any of the Earthstone Subsidiaries or their material joint ventures is directly or indirectly bound have been property and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(t)

Insurance.  Earthstone maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size engaged in exploration and development and such policies are in full force and effect as of the date hereof.

(u)

Environmental.  Except to the extent that any violation or other matter referred to in this subsection would not reasonably be expected to have a Material Adverse Effect on Earthstone and any Earthstone Subsidiary, to Earthstone’s knowledge:

(i)	Earthstone and all Earthstone Subsidiaries are in compliance in all material respects with Environmental Laws;
(ii)

Earthstone and all Earthstone Subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants in compliance with Environmental Laws;

(iii)

There have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Earthstone or any Earthstone Subsidiary that have not been remedied;

(iv)

There is no material claim or judicial or administrative proceeding which may affect either Earthstone or any Earthstone Subsidiary or any of the properties or assets of Earthstone or any Earthstone Subsidiary relating to, or alleging any violation of, or liability under, Environmental Laws; and

(v)

Neither Earthstone nor any Earthstone Subsidiary have failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign, the occurrence of any event which is required to be so reported by Earthstone or any Earthstone Subsidiary under any Environmental Laws.

(v)

Hazardous Materials.  (i) There are no claims pending or, to the knowledge of Earthstone, threatened against Earthstone or any of the Earthstone Subsidiaries alleging the violation of or non‑compliance with Environmental Laws or Releases of Hazardous Materials, except for claims which if adversely decided, would not constitute, individually or in the aggregate, a Material Adverse Effect in respect of Earthstone; (ii) to Earthstone’s knowledge, neither Earthstone nor any of the Earthstone Subsidiaries has transported or arranged for the treatment, storage, handling, or disposal of any Hazardous Materials to any off‑site location that has or could reasonably be expected to result in a claim under or relating to any Environmental Laws against Earthstone or any of the Earthstone Subsidiaries, except for claims which, if adversely decided, would not constitute, individually or in the aggregate, a Material Adverse Effect in respect of Earthstone; (iii) to the knowledge of Earthstone, no facts, circumstances or conditions exist, including, to the knowledge of Earthstone, the presence of Hazardous Materials at, in, on or migrating to or from any property currently or formerly owned, operating, controlled, managed or leased by Earthstone or any of the Earthstone Subsidiaries that would reasonably be expected to result in Earthstone or the Earthstone Subsidiaries incurring liability under Environmental Laws, which liability constitutes, individually or in the aggregate, a Material Adverse Effect in respect of Earthstone; and (iv) neither Earthstone nor any of the Earthstone Subsidiaries has received any order or written notice from any Person either alleging a material violation by Earthstone or an Earthstone Subsidiary of any Environmental Law.

(w)

Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Earthstone or any Earthstone Subsidiary on a consolidated basis:

(i)

Each of Earthstone and the Earthstone Subsidiaries have duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and have, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)

Each of Earthstone and the Earthstone Subsidiaries have (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by applicable Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Law to be remitted by it;

(iii)

The charges, accruals and reserves for Taxes reflected on the Earthstone Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are adequate to cover Taxes with respect to Earthstone and any Earthstone Subsidiary accruing through the date hereof;

(iv)	No waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Earthstone or any Earthstone Subsidiary;
(v)

There are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Earthstone, threatened against Earthstone or any Earthstone Subsidiary that propose to assess Taxes in addition to those reported in the Tax Returns;

(vi)	There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Earthstone or any Earthstone Subsidiary;
(vii)	There has been no extension of time beyond the statutory and disaster relief extended filing dates within which to file any Tax Return granted to Earthstone or any Earthstone Subsidiary; and
(viii)

Neither Earthstone nor any Earthstone Subsidiary will be required to include any amount of income in, or exclude any amount as a deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any change in method of accounting or change in Tax rules or procedures for a taxable period ending on or prior to the Effective Date.

(x)

Pension and Employee Benefits.  Earthstone and the Earthstone Subsidiaries have complied, in all material respects, with all of the terms of Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Earthstone or any Earthstone Subsidiary, other than such non‑compliance that would not reasonably be expected to have a Material Adverse Effect on Earthstone.  There are no unfunded accrued liabilities under the Earthstone Plans.  With regard to any Benefit Plan of Earthstone or any U.S. Earthstone Subsidiary:

(i)

None of Earthstone, any Subsidiary of Earthstone, any ERISA Affiliate, any of the Earthstone Plans, any trust created under an Earthstone Plan and, to the knowledge of Earthstone, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to an Earthstone Plan in connection with which Earthstone, any of the Earthstone Subsidiaries or any ERISA Affiliate would be reasonably likely to be subject to a material civil penalty assessed pursuant to Section 409, 501, 502 or 510 of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(ii)

Each of the Earthstone Plan, Earthstone Subsidiary Benefit Plans and each other (including former) benefit plan, program, agreement, policy or arrangement has been operated and administered by Earthstone, the Earthstone Subsidiaries and their respective ERISA Affiliates in all material respects in accordance with applicable Laws, including ERISA and the Code.  With respect to each Earthstone Plan and Earthstone Subsidiary Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed or furnished with the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Benefit Plans (or their representative) have been filed or furnished on a timely basis. No individual who has performed services for Earthstone or an affiliate (or the predecessor of any such person) has been improperly included or excluded from participation in any Earthstone Plan. Earthstone, the Earthstone Subsidiaries and ERISA Affiliates have maintained all data necessary to administer each Earthstone Plan and such data is true and correct and maintained in usable form. Earthstone and the Earthstone Subsidiaries and ERISA Affiliates have not initiated any proceedings pursuant to the IRS Employee Plans Compliance Resolution System.  Earthstone, the Earthstone Subsidiaries and ERISA Affiliates have made the required payments and filings necessary to satisfy the requirements of the DOL’s Voluntary Fiduciary Correction Program and the DOL’s Delinquent Filer Voluntary Compliance Program with respect to all returns, reports or other documentation required to have been filed with the IRS or the DOL and that initially were not properly filed, and there are no audits or similar proceedings pending with the IRS or the DOL with respect to any Earthstone Plan.  None of Earthstone, any Earthstone Subsidiary, employee, officer or other service provider of Earthstone, or any ERISA Affiliates, and to Earthstone’s knowledge, no other fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Earthstone Plan.  No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of Earthstone or an Earthstone Subsidiary has or will obtain a right to receive a gross-up payment from Earthstone or an Earthstone Subsidiary with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(iii)

With respect to each of the Earthstone Plans and Earthstone Subsidiary Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code, Earthstone or the Earthstone Subsidiaries, as applicable, has received a currently effective determination letter from the IRS or such plan is subject to a current IRS opinion letter stating that it is so qualified, such letter has not been revoked, and, to the knowledge of Earthstone, no event has occurred that would be reasonably likely to adversely affect such qualified status.  No fund established under an Earthstone Plan or an Earthstone Subsidiary Benefit Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

(iv)

Neither Earthstone nor any of the Earthstone Subsidiaries nor any of their ERISA Affiliates has maintained or contributed to, had an obligation to contribute to or has any liability, whether contingent or otherwise with respect to a plan maintained by more than one employer within the meaning of Code Section 413(c), a plan subject to ERISA Section 4063, 4064 or 4066, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or any benefit plan, program, agreement or arrangement subject to Title IV of ERISA or Section 412 or 430 of the Code.

(v)

All contributions required to be made under each Earthstone Plan and Earthstone Subsidiary Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Earthstone Plan and Earthstone Subsidiary Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Earthstone Public Documents.  None of the Earthstone Plans and Earthstone Subsidiary Benefit Plans (as applicable) has failed to satisfy the minimum funding standard applicable under Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Earthstone has an outstanding funding waiver. None of the Earthstone Plans and Earthstone Subsidiary Benefit Plans (as applicable) has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.

(vi)

All Earthstone Plans and Earthstone Subsidiary Benefit Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder.  No shares of Earthstone Common Stock or other security of Earthstone, any of the Earthstone Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Earthstone Plan or Earthstone Subsidiary Benefit Plan.

(y)	Listing. The shares of Earthstone Common Stock are listed on the NYSE MKT.
(z)

Reports.  Since September 30, 2015, Earthstone has filed with the Securities Authorities, stock exchanges and all applicable self‑regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it.  The Earthstone Public Documents, at the time filed or, if amended, as of the date of such amendment (i) did not contain any misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Earthstone except where such non‑compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Earthstone.  Earthstone has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self‑regulatory authority which at the date hereof remains confidential. Except as may be disclosed in the Earthstone Public Documents, there is no material fact that Earthstone has not disclosed to Lynden in writing or made available for review by Lynden as requested by Lynden as part of its due diligence investigations that has or would have a Material Adverse Effect on Earthstone.

(aa)

Corrupt Practices.  Neither Earthstone nor any Earthstone Subsidiary nor, to the knowledge of Earthstone, any of its directors, executives, representatives, agents or employees: (i) has, has committed to, or has been alleged to have used or is using any corporate funds of Earthstone or its subsidiaries for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has, has committed to, or has been alleged to have or is using any corporate funds of Earthstone or its subsidiaries for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has, has committed to, or has been alleged to have violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, (iv) has, has committed to, or has been alleged to have established or maintained, or is maintaining, any illegal fund of corporate monies of Earthstone or its subsidiaries or other of their properties or (v) has made, has committed to make, or has been alleged to have made or is making any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(bb)

Compliance with Laws.  Earthstone and each Earthstone Subsidiary have complied with and are not in violation of any applicable Law other than such non‑compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Earthstone.

(cc)

Compliance with Disclosure Obligations.  Earthstone trades on the NYSE MKT and is in compliance in all material respects with its timely and continuous disclosure obligations under applicable Securities Laws and the rules and regulations of the NYSE MKT.

(dd)

No Cease Trade.  Earthstone is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Earthstone, no investigation or other proceedings involving Earthstone that may operate to prevent or restrict trading of any securities of Earthstone are currently in progress or pending before any applicable stock exchange or Securities Authority.

(ee)

No Option on Assets.  No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Earthstone or any Earthstone Subsidiary or any of the assets of Earthstone or any Earthstone Subsidiary.

(ff)

Certain Contracts.  Neither Earthstone nor any Earthstone Subsidiary are a party to or bound by any non‑competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of Earthstone or any Earthstone Subsidiary are conducted, (ii) limit any business practice of Earthstone or any Earthstone Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by Earthstone or any Earthstone Subsidiary in any material respect.

(gg)

No Broker’s Commission.  Neither Earthstone nor Earthstone Acquisition has entered into any agreement that would entitle any Person to any valid claim against Earthstone or Earthstone Acquisition for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement.

(hh)

Vote of Shareholders. No vote or consent of the shareholders of shares of Earthstone or Earthstone Acquisition, other than the Earthstone Shareholder Consent and a consent of the Earthstone Acquisition sole shareholder, is necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby.  Earthstone will distribute to its shareholders an information statement in respect of the foregoing Earthstone Shareholder Consent.

(ii)

U.S. Securities Law Matters.  The Earthstone Common Stock is registered under Section 12 of the U.S. Exchange Act and Earthstone is not registered or required to register as an investment company under the 1940 Act.

(jj)

Consideration.  The shares of Earthstone Common Stock issued pursuant to the Arrangement, will, when issued, be duly and validly issued as fully paid and non‑assessable shares of Earthstone Common Stock.  All shares of Earthstone Common Stock issued in exchange for Lynden Shares and Lynden Options pursuant to the Arrangement shall not be subject to trading restrictions subject to, with respect to certain Lynden Shareholders and Lynden Optionholders who are or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Earthstone, certain restrictions on resale under Rule 144 of the U.S. Securities Act.

(kk)

No Shareholdings in Lynden.  Neither Earthstone nor Earthstone Acquisition legally or beneficially owns, directly or indirectly, any securities of Lynden, and does not have any right, agreement or obligation to purchase any securities of Lynden or any securities or obligations of any kind convertible into or exchangeable for any securities of Lynden.

(ll)

All Information.  Earthstone has not withheld from Lynden any material information or documents concerning Earthstone or any of the Earthstone Subsidiaries or their respective assets or liabilities during the course of Lynden’s review of Earthstone and its assets.  No representation or warranty contained herein and no statement contained in any schedule or other disclosure document provided or to be provided to Lynden by Earthstone pursuant hereto contains or will contain an untrue statement of a material fact which is necessary to make the statements herein or therein not misleading.

(mm)

Shares. The shares of Earthstone Common Stock to be issued pursuant to the Arrangement, as assumed and adjusted in accordance with Article 2, will, upon issue, be issued as fully paid and non‑assessable shares.

(nn)

Reserve Reports. Earthstone has delivered or otherwise made available to Lynden true and correct copies of all written reports requested or commissioned by Earthstone or the Earthstone Subsidiaries and delivered to Earthstone or the Earthstone Subsidiaries in writing on or before the date of this Agreement estimating Earthstone’s and such subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Earthstone Report Preparer”) concerning the Oil and Gas Interests of Earthstone and such subsidiaries as of December 31, 2014 (the “Earthstone Reserve Reports”). Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Earthstone, the factual, non-interpretive data provided by Earthstone and the Earthstone Subsidiaries to each Earthstone Report Preparer in connection with the preparation of the Earthstone Reserve Reports that was material to such Earthstone Report Preparer’s estimates of the proved oil and gas reserves set forth in the Earthstone Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Earthstone Reserve Reports) accurate.  With respect to the proved reserves reflected in the Earthstone Reserve Reports, the Earthstone Reserve Report conforms in all material respects to the SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Earthstone Reserve Reports that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Earthstone.

(oo)

Derivatives. The Earthstone Public Documents accurately summarize, in all material respects, the outstanding Derivative positions of Earthstone and the Earthstone Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Earthstone and the Earthstone Subsidiaries, as of the dates reflected therein. As of the date of this Agreement, all Derivative Contracts to which Earthstone or the Earthstone Subsidiaries are a party have been made available to Lynden.

(pp)

Interested Party Transactions. Since December 31, 2014 until the date of this Agreement, no event has occurred or transaction entered into that would be required to be reported by Earthstone pursuant to Item 404 of Regulation S-K promulgated by the SEC under the U.S. Exchange Act and has not been reported in the Earthstone Public Documents.

(qq)

Certain Tax Matters.  Neither Earthstone nor any Earthstone Subsidiary has taken or agreed to take any action that would prevent this Agreement and the Plan of Arrangement from constituting a reorganization within the meaning of Section 368(a) of the Code.  Without limiting the generality of the foregoing:

(i)

The fair market value of the Consideration will be approximately equal to the fair market value of the Lynden Shares surrendered in the Arrangement, determined as of the last Business Day before the date of this Agreement.

(ii)

Prior to the Effective Time and in connection with or anticipation of this Agreement or the Plan of Arrangement, (i) none of the shares of Earthstone Common Stock will be redeemed, (ii) no extraordinary dividends will be made with respect to the shares of Earthstone Common Stock, and (iii) none of the shares of Earthstone Common Stock will be acquired by Earthstone or any Related Person.

(iii)

Neither Earthstone nor Earthstone Acquisition is an investment company as defined in Section 368(a)(2)(F) of the Code.  An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment.  In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.  For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(iv)	Neither Earthstone nor Earthstone Acquisition is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
(v)	There is no Indebtedness existing between Lynden and Earthstone that was or will be issued, acquired, or settled at a discount in connection with this Agreement or the Plan of Arrangement.
(vi)

Each of Earthstone and Earthstone Acquisition has substantial non-tax business purposes and reasons for the Plan of Arrangement, and the terms of this Agreement and the Plan of Arrangement are the product of arm’s length negotiations.

(vii)

Neither Earthstone nor Earthstone Acquisition will take any position on any Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Arrangement as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(viii)

No stock or securities of Earthstone will be issued to any Lynden Shareholder for services rendered to or for the benefit of Lynden or Earthstone in connection with this Agreement or the Plan of Arrangement (except to the extent of outstanding Lynden Options).

(ix)

No stock or securities of Lynden or of Earthstone will be issued to any Lynden Shareholder for any Indebtedness owed to any Lynden Shareholder in connection with this Agreement or the Plan of Arrangement.

(x)

Earthstone has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since November 30, 2013. The stock of Earthstone has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since November 30, 2013.

(xi)	Earthstone has no plan or intention to reacquire any of its stock issued in the transaction.

(xii)

Earthstone has no plan or intention to liquidate Lynden; to merge Lynden with or into another corporation; to sell or otherwise dispose of the stock of Lynden except for transfers of stock to corporations controlled by Earthstone; or to cause Lynden to sell or otherwise dispose of any of its assets or any of the assets acquired from Earthstone Acquisition, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Earthstone.

(xiii)	Earthstone Acquisition will have no liabilities assumed by Lynden, and will not transfer to Lynden any assets subject to liabilities, in the transaction.
(xiv)	Earthstone does not own, nor has it owned during the past five years, any shares of the stock of Lynden.
(xv)	Subject to Section 6.3, Earthstone, Earthstone Acquisition, Lynden, and the shareholders of Lynden will pay their respective expenses, if any, incurred in connection with the transaction.
(xvi)	Earthstone has no plan or intention to issue additional shares of Lynden stock that would result in Earthstone losing control of Lynden within the meaning of Section 368(c)(1) of the Code.
3.3	Lynden Disclosure Letter

The parties acknowledge and agree that Lynden has delivered to Earthstone the Lynden Disclosure Letter, which has been accepted by Earthstone and all representations and warranties made by Lynden in Section 3.1 are to be read together with, and are supplemented or amended by, the Lynden Disclosure Letter.

3.4	Earthstone Disclosure Letter

The parties acknowledge and agree that Earthstone and Earthstone Acquisition have delivered to Lynden the Earthstone Disclosure Letter, which has been accepted by Lynden and all representations and warranties made by Earthstone and Earthstone Acquisition in Section 3.2 are to be read together with, and are supplemented or amended by, the Earthstone Disclosure Letter.

3.5	Survival of Representations and Warranties.

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished at the Effective Time.

Article 4
COVENANTS

4.1	Mutual Covenants

Except as otherwise expressly contemplated or permitted in this Agreement and in the Plan of Arrangement, each party covenants and agrees that:

(a)

it will, and will cause its Subsidiaries to, use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (i) to ensure that the representations and warranties in Section 3.1, in the case of Lynden, and Section 3.2, in the case of Earthstone and Earthstone Acquisition, remain true and correct in all material respects as of the Effective Date as if such representations and warranties were made at and as of such date; (ii) to satisfy (or cause the satisfaction of) the conditions set out in Article 5 to the extent the same is within its control and to consummate and make effective as promptly as is practicable the transactions contemplated herein; and (iii) for the discharge by each party of its respective obligations under this Agreement, the Interim Order, the Plan of Arrangement and the Final Order, including its obligations under applicable Laws, in each case including the execution and delivery of such documents as the Other Party hereto may reasonably require.  Each of the parties hereto, where appropriate, will reasonably co‑operate with the Other Party in taking such actions;

(b)

until the Effective Date, it will notify the Other Party in writing: (i) promptly after the occurrence thereof of any changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect (actual, anticipated, or to the best of its knowledge, threatened) with respect to it; and (ii) promptly after the occurrence, or failure to occur, of any such event, of information of which it becomes aware with respect to any event which, if known as of the date of this Agreement, would have been required to be disclosed to the Other Party or which would have been likely to cause any of its representations or warranties in this Agreement to be untrue or incorrect in any material respect or result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party herein, provided, however, that no such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties herein and a failure to comply with this Section 4.1(b) shall not constitute the failure of any condition set forth in Article 5 to be satisfied unless the underlying breach or Material Adverse Effect would independently result in the failure of a condition set forth in Article 5 to be satisfied;

(c)

Earthstone, Earthstone Acquisition and Lynden shall each use their commercially reasonable efforts to cause the Plan of Arrangement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Effective Time, none of Earthstone or Lynden shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Plan of Arrangement to fail to qualify as a reorganization under Section 368(a) of the Code;

(d)	Earthstone, Earthstone Acquisition and Lynden shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3; and
(e)

following the Plan of Arrangement, each of Earthstone, Earthstone Acquisition and Lynden will not take any action and will not fail to take any action that would prevent the Plan of Arrangement from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

4.2	Covenants Relating to Regulatory Approval
(a)

As soon as reasonably practicable after the date hereof, each party will use its commercially reasonable efforts to make all necessary or advisable filings, applications and submissions with Governmental Authorities under all applicable Laws, including obtaining the Key Regulatory Approvals, in respect of the transactions contemplated herein.  Each party will provide such additional information and make or cause to be made such additional filings reasonably required by any Governmental Authority in respect of the transactions contemplated herein.

(b)

Each party will use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers required or advisable to be obtained by it from Governmental Authorities in respect of the transactions contemplated herein (including participating and appearing in any proceedings before Governmental Authorities) and to avoid or resolve any suit or threatened suit so as to permit the consummation of the transactions contemplated herein on a timely basis.

(c)

Subject to applicable Laws, each party will provide the Other Party and its counsel with reasonable opportunity to review and comment on all filings, applications, submissions and other material communications to Governmental Authorities.  Each party will use its commercially reasonable efforts to cooperate with and assist the Other Party in the preparation and making of all filings, applications and submissions to such Governmental Authorities.

(d)

Each party will promptly notify the Other Party of any material communication to such party from any Governmental Authority in respect of the transactions contemplated herein and, subject to applicable Laws, provide the Other Party with a copy thereof if such communication is in writing.  Each party will consult with the Other Party and its counsel prior to participating in any substantive meeting or discussion with any Governmental Authority in respect of the transactions contemplated herein and give the Other Party and its counsel the opportunity to attend and participate thereat.

4.3	Covenants of Earthstone and Earthstone Acquisition

Except as set forth in the Earthstone Disclosure Letter or this Agreement or as required by applicable Law, each of Earthstone and Earthstone Acquisition covenants and agrees with Lynden that, prior to the Effective Date:

(a)

in a timely and expeditious manner, Earthstone and Earthstone Acquisition will provide to Lynden all information as may be reasonably requested by Lynden or as required by the Interim Order or applicable Laws with respect to Earthstone, Earthstone Acquisition and their respective business and properties for inclusion in the Joint Circular or in any amendment or supplement to the Joint Circular which complies in all material respects with all applicable Laws, including corporate and securities legislation and requirements, on the date of the mailing thereof and containing all material facts relating to Earthstone and Earthstone Acquisition required to be disclosed in the Joint Circular and not containing any misrepresentation (as defined under applicable securities legislation) with respect thereto;

(b)

each of Earthstone and Earthstone Acquisition will not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, which is inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would be reasonably likely to have a Material Adverse Effect on Earthstone or Earthstone Acquisition, provided that where Earthstone or Earthstone Acquisition is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, Earthstone and/or Earthstone Acquisition will immediately notify Lynden in writing of such circumstances;

(c)

each of Earthstone and Earthstone Acquisition will carry on its business only in the usual and ordinary course, consistent with past practice and the activities set out in the Earthstone Disclosure Letter and, except with the prior written consent of Lynden (such consent not to be unreasonably withheld or delayed) or other than as expressly contemplated or permitted by this Agreement, each of Earthstone and Earthstone Acquisition:

(i)	will use commercially reasonable efforts, to the extent it has the financial resources to do so, to maintain and preserve its business, assets and advantageous business relationships;
(ii)	will maintain payables and other liabilities (other than for money borrowed) at levels consistent with past practice;
(iii)	will use commercially reasonable efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;
(iv)	each of Earthstone and Earthstone Acquisition will not:
(A)

resolve or propose to be wound‑up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding‑up or dissolution;

(B)	make any changes to its existing accounting practices except as required by Law, U.S. GAAP or make any material tax election inconsistent with past practice;
(C)	declare or pay any dividends or make any distribution of its properties or assets to its shareholders or purchase or retire any shares of Earthstone Common Stock;
(D)

alter or amend or authorize any alteration or amendment to its constating documents as they exist at the date of this Agreement, except as required to complete the Arrangement or any transaction contemplated under this Agreement or the Arrangement;

(E)	split, consolidate, exchange or reclassify any shares of Earthstone Common Stock or other securities;

(F)	take any action or fail to take any action which would cause any of the conditions precedent set forth in Article 5 not to be satisfied; and
(G)	announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing;
(d)

each of Earthstone and Earthstone Acquisition will execute and do all such acts and further deeds, things and assurances as may be required in the reasonable opinion of Lynden’s counsel to consummate the Arrangement;

(e)

each of Earthstone and Earthstone Acquisition will vote or cause to be voted all Lynden Shares beneficially owned or over which control or direction is exercised by it or any of its affiliates in favour of the Arrangement Resolution; and

(f)

Earthstone will use its commercially reasonable efforts to cause the shares of Earthstone Common Stock to be issued pursuant to the Arrangement to be approved for listing on the NYSE MKT, subject to official notice of issuance.

4.4	Covenants of Lynden

Except as set forth in the Lynden Disclosure Letter or this Agreement or as required by applicable Law, Lynden covenants and agrees with Earthstone that, prior to the Effective Date:

(a)

Lynden will carry on its business only in the usual and ordinary course, consistent with past practice and the activities set out in the Lynden Disclosure Letter and, except with the prior written consent of Earthstone (such consent not to be unreasonably withheld or delayed) or other than as expressly contemplated or permitted by this Agreement, Lynden:

(i)	will use commercially reasonable efforts, to the extent it has the financial resources to do so, to maintain and preserve its business, assets and advantageous business relationships;
(ii)	will maintain payables and other liabilities (other than for money borrowed) at levels consistent with past practice;
(iii)	will use commercially reasonable efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;
(iv)	Lynden will not:
(A)

resolve or propose to be wound‑up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding‑up or dissolution;

(B)	make any changes to its existing accounting practices except as required by Law or make any material tax election inconsistent with past practice;
(C)	declare or pay any dividends or make any distribution of its properties or assets to its shareholders or purchase or retire any Lynden Shares;

(D)

alter or amend or authorize any alteration or amendment to its constating documents as they exist at the date of this Agreement, except as required to complete the Arrangement or any transaction contemplated under this Agreement or the Arrangement;

(E)	split, consolidate, exchange or reclassify any Lynden Shares or other securities;
(F)

enter into or modify any employment, consulting, bonus, retention or similar agreements or arrangements with, or grant any bonuses, salary increases, stock options, severance, retirement allowances, deferred or incentive compensation, termination pay or any other form of compensation to, or make any loan to, any of its officers, directors, employees or consultants;

(G)

incur or commit to incur any indebtedness for borrowed money in excess of the greater of its existing borrowing base as of the date hereof under the Credit Facility or as it may be redetermined under the Credit Facility;

(H)	elect to participate in programs proposed by the operator where the gross amount of the authority for expenditure exceeds U.S.$200,000;
(I)

acquire or agree to acquire (other than pursuant to this Agreement), by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking of any corporation, partnership, association or other business organization or division thereof;

(J)

sell, lease, transfer, mortgage or otherwise dispose of or encumber any of its property or assets, real or personal, or agree to the same, other than for actions under the Credit Facility in the ordinary and regular course of business;

(K)

allot or issue, or enter into any agreement for the allotment or issuance, or grant any other rights to acquire, Lynden Shares or other securities or securities convertible into, exchangeable for, or which carry a right to acquire, directly or indirectly, any Lynden Shares or other securities, other than Lynden Shares issuable upon exercise of convertible securities of Lynden issued prior to the date hereof;

(L)	take any action or fail to take any action which would cause any of the conditions precedent set forth in Article 5 not to be satisfied;
(M)

satisfy or settle any claims or liabilities prior to the same being due, which are, individually or in the aggregate, material to Lynden except that Lynden may prepay cash calls from operators of its oil and gas properties before any 30-day due date in accordance with the ordinary course of business of Lynden consistent with its past practices;

(N)	grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; and
(O)	announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing;
(b)	Lynden will use commercially reasonable efforts to cause each Lynden Supporting Shareholder to enter into a Support Agreement with Earthstone concurrently with execution of this Agreement;
(c)

Subject to Section 4.5, Lynden will execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of Earthstone’s counsel to consummate the transactions contemplated herein;

(d)

In a timely and expeditious manner, Lynden will provide to Earthstone all information as may be reasonably requested by Earthstone or as required by the Interim Order or applicable Laws with respect to Lynden and its business and properties for inclusion in the Joint Circular or in any amendment or supplement to the Joint Circular which complies in all material respects with all applicable Laws, including corporate and securities legislation and requirements, on the date of the mailing thereof and containing all material facts relating to Earthstone required to be disclosed in the Joint Circular and not containing any misrepresentation (as defined under applicable securities legislation) with respect thereto.

4.5	No Solicitation by Lynden; Etc.
(a)

Except as otherwise permitted hereunder, Lynden shall not, and shall use its commercially reasonable efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, knowingly facilitate, knowingly encourage or knowingly induce any inquiries or any proposals that constitute the submission of an Acquisition Proposal, (ii) furnish confidential information or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal (an “Acquisition Agreement”); provided, however, that Lynden may respond to a bona fide request for information that did not result from a breach of this Section 4.5 that would reasonably be expected to lead to an Acquisition Proposal in respect of Lynden by advising that no information can be provided unless a bona fide Acquisition Proposal is made prior to providing any information and then only in compliance with this Section 4.5; or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Earthstone, the Lynden Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal (the taking of any action described in clause (iii) being referred to as an “Adverse Recommendation Change”).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Lynden’s Representatives shall be deemed to be a breach of this Section 4.5 by Lynden unless such violation is committed without the knowledge of Lynden and Lynden uses commercially reasonable efforts to promptly cure such violation once Lynden is made aware of such violation.

(b)

Notwithstanding anything to the contrary contained in Section 4.5(a), if at any time prior to obtaining the Lynden Shareholder Approval, (i) Lynden has received an Acquisition Proposal that the Lynden Board believes is bona fide, (ii) the Lynden Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Acquisition Proposal did not result from a material breach of this Section 4.5, then Lynden may (A) furnish information, including confidential information, with respect to Lynden and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and afford such Person and its Representatives access to the business, properties, assets, Contracts, officers, employees, books and records with respect to Lynden and its Subsidiaries, and (B) participate in discussions or negotiations regarding such Acquisition Proposal; provided that Lynden will not, and will use commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such Person unless Lynden has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the confidentiality agreement are to Earthstone (provided that such confidentiality agreement need not include “standstill” provisions or similar restrictions).

(c)

In addition to the other obligations of Lynden set forth in this Section 4.5, Lynden shall promptly advise Earthstone, orally and in writing, and in no event later than three (3) calendar days after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Lynden in respect of any Acquisition Proposal, and shall, in any such notice to Earthstone, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Earthstone reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Lynden shall promptly provide Earthstone with copies of any additional written materials received by Lynden or that Lynden has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)

Notwithstanding the foregoing, if Lynden receives a written Acquisition Proposal that the Lynden Board believes is bona fide and the Lynden Board, after consultation with its financial advisors and outside legal counsel, concludes that such Acquisition Proposal constitutes a Superior Proposal, then the Lynden Board may, at any time prior to obtaining the Lynden Shareholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, effect an Adverse Recommendation Change or terminate this Agreement and enter into an Acquisition Agreement; provided, however, that Lynden shall not be entitled to exercise its right to make any Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement and enter into an Acquisition Agreement for a Superior Proposal (x) until four (4) Business Days after Lynden provides written notice to Earthstone (an “Lynden Notice”) advising Earthstone that the Lynden Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and, at the request of Earthstone, Lynden shall negotiate in good faith with Earthstone during such four (4) Business Day period, with respect to any alternative transaction (including any modifications to the terms of this Agreement) that would allow the Lynden Board not to make such Adverse Recommendation Change consistent with its fiduciary duties (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Lynden Notice and a new four (4) Business Day period under this Section 4.5(d)).

(e)

Nothing contained in this Agreement shall prevent Lynden or the Lynden Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the U.S. Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the U.S. Exchange Act or other Laws with respect to an Acquisition Proposal if the Lynden Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 4.5(d).  For the avoidance of doubt, a public statement that describes Lynden’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

4.6	Resignation and Mutual Releases

Prior to the Effective Date, Lynden will, and will cause all of its Subsidiaries to, deliver a release of all directors and officers of Lynden and any of the Lynden Subsidiaries in the form attached hereto as Schedule C, to be effective as of the Effective Date.

4.7	Privacy Matters
(a)

Earthstone and Lynden acknowledge and agree that certain information provided by Lynden to Earthstone, and certain information provided by Earthstone to Lynden, in each case relating to the officers, consultants and employees of the party (the “Providing Party”) providing the information and provided in connection with the transactions contemplated hereunder, constitutes personal information (the “Disclosed Personal Information”) which is necessary for the purposes of determining if the party (the “Receiving Party”) receiving the Disclosed Personal Information will proceed with the Arrangement, that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business of Lynden or Earthstone, as applicable, and the completion of the Arrangement and that such Disclosed Personal Information:

(i)	may not be used for any purpose other than those related to the performance of this Agreement;
(ii)

must be kept strictly confidential and the Receiving Party will ensure that access to such personal information will be restricted to those representatives of the Receiving Party who have a bona fide need for access to such information and will instruct those representatives to protect the confidentiality of such information in a manner consistent with the Receiving Party’s obligations hereunder; and

(iii)

upon the termination of this Agreement, or otherwise upon the request of the Providing Party, the Receiving Party will forthwith cease all use of the Disclosed Personal Information acquired by the Receiving Party in connection with this

Agreement and will return to the Providing Party or, at the Providing Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).
(b)	In addition:
(i)

the Receiving Party agrees to employ appropriate technology and procedures to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of the Disclosed Personal Information;

(ii)

each of Lynden and Earthstone agrees to promptly notify the other of all inquiries, complaints, requests for access, and claims of which it is made aware in connection with the Disclosed Personal Information.  The parties will fully co‑operate with one another, with the Persons to whom the Disclosed Personal Information relates, and any Governmental Authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims; and

(iii)	if the Arrangement is completed, Lynden may disclose additional personal information of its employees, directors and officers to Earthstone and its representatives on condition that:
(A)	Earthstone and its representatives must only use or disclose such personal information for the same purposes for which it was collected, used or disclosed by Lynden;
(B)	the employees, directors and officers whose personal information is disclosed are notified that:
(1)	the Arrangement has taken place; and
(2)	the personal information about them has been disclosed to Earthstone and its representatives.
(c)

Without limiting the foregoing, each of Earthstone and Lynden acknowledge and agree that the Earthstone Disclosure Letter, the Lynden Disclosure Letter and all information contained in such disclosure letters are confidential and may not be disclosed (other than by the party giving such disclosure letter) to any other Person unless: (i) such disclosure is required under applicable Law, unless such Law permits it to refrain from disclosing such information for confidentiality or other reasons or (ii) such disclosure is required in order to enforce its rights under this Agreement.

4.8	Control of the Other Party’s Business

Nothing contained in this Agreement shall give Earthstone, directly or indirectly, the right to control or direct the operations of Lynden, or shall give Lynden, directly or indirectly, the right to control or direct the operations of Earthstone prior to the Effective Time.  Prior to the Effective Time, each of Lynden and Earthstone shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Subsidiaries’ respective operations.

4.9	Earthstone Common Stock

Earthstone shall reserve from its authorized capital stock such number of shares of Earthstone Common Stock as may be required to be issued at the Effective Time and such shares of Earthstone Common Stock shall be duly and validly issued by Earthstone, fully paid and non-assessable and free of preemptive rights, encumbrances, charges and liens created by Earthstone at the Effective Time and freely tradeable without any restrictions under the U.S. Securities Act or applicable Canadian Securities laws other than those arising under Rule 144 promulgated under the U.S. Securities Act or applicable Canadian securities Laws arising from such Person’s status as an “affiliate” or control person of Earthstone.

Article 5
CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of Earthstone and Lynden to complete the Arrangement will be subject to the satisfaction, or mutual waiver by the parties, on or before the Effective Date, of each of the following conditions, which are for the mutual benefit of Earthstone and Lynden and which may be waived, in whole or in part, by mutual consent of Earthstone or Lynden at any time:

(a)

the Interim Order will have been obtained in form and substance satisfactory to each of the parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to either of the parties (acting reasonably) on appeal or otherwise;

(b)	the Arrangement Resolution will have been approved by the Lynden Securityholders at the Lynden Meeting in accordance with the requirements of the Business Corporations Act and the Interim Order;
(c)

the Final Order will have been obtained in form and substance satisfactory to each of the parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to either of the parties (acting reasonably) on appeal or otherwise;

(d)	the Key Regulatory Approvals shall have been obtained;
(e)

no preliminary or permanent injunction, restraining order, ruling, cease trading order or order or decree of any domestic or foreign court, tribunal, Governmental Authority or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order will have been enacted, promulgated, made, issued or applied (i) to cease trade, enjoin, prohibit or impose material limitations on, the Arrangement or the transactions contemplated herein or in the Plan of Arrangement, or (ii) which would reasonably be expected to result in the expected benefits of the Arrangement not being substantially achieved, and no such action, proceeding or order will, to the best of the knowledge of Earthstone or Lynden, be pending or threatened and, without limiting the generality of the foregoing, no Person will have filed any notice of appeal of the Final Order, and no person will have communicated to Earthstone or Lynden (orally or in writing) any intention to appeal the Final Order which, in the reasonable opinion of Earthstone or Lynden (on the advice of counsel), would make it inadvisable to proceed with the implementation of the Arrangement;

(f)

the issuance of the shares of Earthstone Common Stock to the holders of Lynden Shares and Lynden Options, pursuant to the Arrangement shall either be (i) exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption (or pursuant to any other applicable exemption), and in compliance with all applicable state securities laws, or (ii) to be registered pursuant to an effective registration statement under the U.S. Securities Act;

(g)

the distribution of the shares of Earthstone Common Stock in the United States and to U.S. Persons pursuant to the Arrangement shall be exempt from the registration requirements under the U.S. Securities Act and shall be without trading restrictions subject to, with respect to certain Persons who are or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Earthstone, certain restrictions on resale under Rule 144 of the U.S. Securities Act;

(h)

the distribution of shares of Earthstone Common Stock in Canada pursuant to the Arrangement will be exempt from, or otherwise not subject to, prospectus requirements of applicable Securities Laws, subject to the satisfaction of conditions under Section 2.6 of National Instrument 45‑102 Resale of Securities;

(i)	the shares of Earthstone Common Stock issued pursuant to the Arrangement shall have been authorized for listing on the NYSE MKT, subject to official notice of issuance; and
(j)	this Agreement will not have been terminated pursuant to Article 6.
5.2	Additional Conditions Precedent to the Obligations of Lynden

The obligation of Lynden to complete the Arrangement will be subject to the satisfaction, or waiver by Lynden, on or before the Effective Date or such earlier date stipulated, of each of the following conditions, which conditions are for the sole benefit of Lynden and which may be waived, in whole or in part, by Lynden at any time:

(a)

all covenants of Earthstone and Earthstone Acquisition under this Agreement to be performed on or before the Effective Date will have been duly performed by Earthstone and Earthstone Acquisition in all material respects and Lynden will have received a certificate of Earthstone and Earthstone Acquisition, signed, without personal liability, by two senior officers confirming the same as at the Effective Date;

(b)

all representations and warranties of Earthstone and Earthstone Acquisition under this Agreement qualified as to materiality will be true and correct and those not so qualified will be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Effect or would not, and would not reasonably be expected to, materially impede completion of the Arrangement, and Lynden will have received a certificate of Earthstone and Earthstone Acquisition addressed to Lynden and dated the Effective Date, signed, without personal liability, on behalf of Earthstone and Earthstone Acquisition by two senior officers of Earthstone and Earthstone Acquisition, confirming the same as at the Effective Date;

(c)

from the date of this Agreement to the Effective Date, there shall not have occurred, and neither of Earthstone nor Earthstone Acquisition shall have incurred or suffered, any one or more changes, events, effects, occurrences, states of facts or developments that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Earthstone or Earthstone Acquisition; and

(d)	Earthstone shall have complied with its obligations under Section 2.10 and the Depositary shall have confirmed receipt of the shares of Earthstone Common Stock contemplated thereby; and
(e)	the Earthstone Shareholder Consent in connection with the Share Issuance shall have been obtained.
5.3	Additional Conditions Precedent to the Obligations of Earthstone

The obligation of Earthstone to complete the Arrangement will be subject to the satisfaction, or waiver by Earthstone, on or before the Effective Date or such earlier date stipulated, of each of the following conditions, which conditions are for the sole benefit of Earthstone and which may be waived by Earthstone, in whole or in part, at any time:

(a)

all covenants of Lynden under this Agreement to be performed on or before the Effective Date will have been duly performed by Lynden in all material respects and Earthstone will have received a certificate of Lynden, signed, without personal liability, by two senior officers confirming the same as at the Effective Date;

(b)

all representations and warranties of Lynden under this Agreement qualified as to materiality will be true and correct and those not so qualified will be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Effect or would not, and would not reasonably be expected to, materially impede completion of the Arrangement, and Earthstone will have received a certificate of Lynden addressed to Earthstone and dated the Effective Date, signed, without personal liability, on behalf of Lynden by two senior officers of Lynden, confirming the same as at the Effective Date;

(c)

from the date of this Agreement to the Effective Date, there shall not have occurred, and Lynden shall not have incurred or suffered, any one or more changes, events, effects, occurrences, states of facts or developments that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Lynden;

(d)

the time period for the exercise of any right to dissent conferred upon the Lynden Shareholders in respect of the Arrangement will have expired and the Lynden Shareholders will not have exercised such right of dissent with respect to greater than five (5%) percent of the number of outstanding Lynden Shares or rights to acquire Lynden Shares, excluding any such Lynden Shareholders who have abandoned such rights of dissent;

(e)

each of the officers and directors of Lynden and all Lynden Subsidiaries shall have resigned without compensation, except as set forth in the Lynden Disclosure Letter, and shall have executed the resignation and release attached hereto at Schedule C;

(f)

except as otherwise agreed by Earthstone, each employee and consultant of Lynden and all Lynden Subsidiaries shall have resigned without compensation, except as set forth in the Lynden Disclosure Letter;

(g)	Lynden shall have held the Lynden Meeting on or before the Meeting Deadline where the Lynden Securityholders approved the Arrangement; and
(h)

the parties to any employment or consulting agreements entitling such parties to severance or change of control payments as a result of this Agreement as set out in the Lynden Disclosure Letter shall agree to the cash payments set forth in such agreements, which shall be paid by Lynden.

5.4	Notice and Cure Provisions

Earthstone and Lynden will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the Other Party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or
(b)	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither Earthstone nor Lynden may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 5.1, 5.2 and 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the Effective Time, Earthstone or Lynden, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Earthstone or Lynden, as the case may be, are asserting as the basis for the non‑fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.  If any such notice is delivered, provided that Earthstone or Lynden, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement as a result thereof until the later of the Outside Date and the expiration of a period of 14 calendar days from such notice.  If such notice has been delivered prior to the date of the Lynden Meeting, such meeting will, unless otherwise agreed by the parties, be postponed until the expiry of such period.  If such notice has been delivered prior to the making of the application for the Final Order or the Effective Time, such application and such filing will be postponed until the expiry of such period.  For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such cured matter.  In the event the Effective Date is delayed, postponed or enjoined as a result of a claim, action, proceeding or investigation arising from the failure or alleged failure to comply with any Law in connection with the Arrangement, the Effective Date will be extended for such further reasonable period not to exceed 10 days as may be necessary to remedy such failure or alleged failure and the parties will use their commercially reasonable efforts to remedy such failure or alleged failure.

5.5	Satisfaction of Conditions

The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

5.6	Frustration of Conditions

No party hereto may rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

Article 6
TERMINATION OF AGREEMENT

6.1	Termination by Earthstone or Lynden

This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement by the Lynden Shareholders and/or by the Court):

(a)	by mutual written consent and agreement of Earthstone and Lynden;
(b)	by either party, upon written notice to the Other Party if, subject to Section 5.4:
(i)	any of the conditions set forth in Section 5.1 is not satisfied or waived on or before the Outside Date;
(ii)

if the Arrangement has not been consummated on or before the Outside Date and the Outside Date has not been extended by the mutual written consent of the parties, except that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a party if the failure of that party to fulfill any of its obligations, or if a breach by that party of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Arrangement to be consummated by such date;

(iii)	if the Lynden Meeting is held and the Arrangement Resolution is not approved by the Lynden Securityholders in accordance with applicable Laws and the Interim Order; or
(iv)

a Governmental Authority has issued an Order permanently restraining, enjoining or otherwise prohibiting the Arrangement and such Order has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party who failed to perform and observe in any material respect its obligations under Section 4.2 with respect to such Order.

(c)	by Earthstone upon written notice to Lynden if an Acquisition Proposal for Lynden has been made or proposed and the Lynden Board:
(i)	shall have made an Adverse Recommendation Change;
(ii)

shall have failed, after being requested by Earthstone in writing, to reaffirm its approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within five (5) Business Days) after receipt of such written request from Earthstone; or

(iii)	shall have accepted, approved, recommended or entered into an Acquisition Agreement.
(d)	by Earthstone, upon written notice to Lynden, if:
(i)

subject to Section 5.4, Lynden has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied prior to the Outside Date, provided that neither Earthstone nor Earthstone Acquisition is then in breach of this Agreement so as to cause any condition in favour of both parties or in favour of Lynden not to be satisfied;

(ii)	the Lynden Board shall have made an Adverse Recommendation Change; or
(iii)	the number of Lynden Shares exercising Dissent Rights exceeds 5% of the outstanding Lynden Shares.
(e)	by Lynden, upon written notice to Earthstone:
(i)

subject to Section 5.4, Earthstone or Earthstone Acquisition has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied prior to the Outside Date, provided that Lynden is not then in breach of this Agreement so as to cause any condition in favour of both parties or in favour of Earthstone not to be satisfied; or

(ii)	at any time prior to receipt of the Lynden Shareholder Approval, in order to accept a Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 6.1 (other than pursuant to subsection (a)) shall give notice of such termination to the Other Party, specifying in reasonable detail the basis for such party’s exercise of its termination right.

6.2	Effect of Termination

If this Agreement is terminated pursuant to Section 6.1, then this Agreement (other than as set forth in Section 4.7, this Article 6, Article 7, Section 8.2, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party (or of any of its affiliates or its or their representatives); provided, however, no such termination shall relieve any party from any obligation to pay, if applicable, the amounts described in Section 6.3 and, except as set forth in Section 6.3(g), neither Earthstone nor Lynden shall be relieved or released from any liabilities arising out of its Willful Breach of this Agreement.

6.3	Fees and Expenses
(a)

In the event that (i) an Acquisition Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Lynden Meeting (or, if the Lynden Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 6.1(b)(i)) and (ii) this Agreement is terminated by Earthstone or Lynden pursuant to Section 6.1(b)(i), and (iii) Lynden enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal within twelve (12) months after the date this Agreement is terminated, then Lynden shall pay the Topping Fee to Earthstone upon the consummation of any such transaction.  For purposes of this Section 6.3(a), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1(d), except that the references to “20%” shall be deemed to be references to “50%.”

(b)

Notwithstanding any other provision in this Agreement, in the event this Agreement is terminated by Earthstone pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(d)(ii) or by Lynden pursuant to Section 6.1(e)(ii), Lynden shall pay to Earthstone the Topping Fee.

(c)

Notwithstanding any other provision in this Agreement but subject to Section 6.3(g), in the event this Agreement is terminated by Earthstone pursuant to Section 6.1(d)(i), then Lynden shall pay to Earthstone the Earthstone Termination Fee.

(d)

Notwithstanding any other provision in this Agreement, in the event this Agreement is terminated by Lynden pursuant to Section 6.1(e)(i), then Earthstone shall pay to Lynden the Lynden Termination Fee.

(e)

In circumstances where this Article 6 requires an Earthstone Termination Fee or a Lynden Termination Fee, the reimbursing party shall reimburse the Other Party for such costs and expenses on the later of (i) the date that is two (2) Business Days after the date of termination of this Agreement and (ii) the day that is two (2) Business Days after the delivery of reasonable documentation of such costs and expenses. Any payment of the Topping Fee shall be made within two (2) Business Days of either Party’s termination of this Agreement under this Article 6 or the existence of the conditions in Section 6.3(a), in cash by wire transfer of immediately available funds to an account designated in writing by Earthstone.

(f)

Each party hereto acknowledges and agrees that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Other Party would not have entered into this Agreement.  Each party hereto further acknowledges and agrees that neither the Topping Fee nor the Earthstone Termination Fee or Lynden Termination Fee contemplated by this Section 6.3 are a penalty, but rather liquidated damages in amounts reasonably estimated by the Parties to compensate the Other Party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.  Accordingly, if Lynden or Earthstone fails to pay the amounts due pursuant to this Section 6.3, and, in order to obtain such payment, the Other Party commences a Proceeding that results in an Order for a Topping Fee or an Earthstone Termination Fee or Lynden Termination Fee, as applicable, payable pursuant to this Section 6.3, such party shall also reimburse the Other Party’s documented out of pocket costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.  Any payment to be made under this Section 6.3 shall be made by wire transfer of same-day funds.

(g)

Each party hereto agrees that notwithstanding anything in the contrary contained in this Agreement, in the event that a Topping Fee is paid by Lynden to Earthstone pursuant to this Agreement, (i) the payment of such Topping Fee shall be the sole and exclusive remedy of Earthstone, its shareholders, affiliates, Related Persons and its Representatives (collectively, “Associated Persons”); (ii) in no event shall Earthstone or any of its Associated Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to (A) any loss suffered as a result of the failure of the Arrangement to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any Proceedings arising out of or relating to any breach, termination or failure of or under this Agreement; and (iii) upon payment to Earthstone, Lynden shall not have any further liability or obligation to Earthstone or any of its Associated Persons relating to or arising out of this Agreement or the transactions contemplated hereby.

(h)

The parties hereto acknowledge that any payment required to be made under this Article 6 shall be made without deductions or withholding of any kind whatsoever, and in the event that any deduction or withholding is required under applicable Law, the amount of such payment to the payee shall be increased so that the amount received, net of any such deduction or withholding (including any deduction or withholding required in respect of any additional amount payable under this Section 6.3(h)), is the full amount called for under this Agreement and the payee bears no economic cost of such withholding.

Article 7
INDEMNIFICATION

7.1	Indemnification
(a)

From and after the Effective Time, Earthstone shall, and shall cause Lynden to, indemnify, in all circumstances permitted by the Business Corporations Act and Lynden’s constating documents, each present and former director and officer of Lynden or any Lynden Subsidiaries or a person who acts or acted at Lynden’s request as a director or officer of another Person of which Lynden is or was a shareholder or creditor, and his heirs and legal representatives (the “Indemnified Parties”) from and against (i) all costs, charges and expenses, including an amount to settle a Proceeding or satisfy a judgment, reasonably incurred by him in respect of any Proceeding to which he is made a party by reason of being or having been a director or officer of Lynden or such other Person and (ii) all costs, changes and expenses reasonably incurred in connection with the defense of any Proceeding to which he is made a party by reason of having been a director or officer of the Company or such other Person.  Earthstone and Lynden agree that all rights to indemnification as provided in Lynden’s constating documents or in written contracts in effect on the date of this Agreement (including all provisions relating to advances for the funding of costs and expenses in connection with the indemnification arrangements) shall survive completion of the Arrangement and shall continue in full force and effect without modification until the sixth anniversary of the Effective Date, and Earthstone will cause Lynden and any of the Earthstone Subsidiaries (or any of their respective successors) to honour such rights of indemnification.

(b)

Prior to the Effective time, Lynden shall be authorized to purchase “tail” insurance coverage, for a period of not more than six years from the Effective Date at a purchase price of not more than $300,000 without the express written permission of Earthstone, which permission will not be unreasonably withheld, substantially equivalent to that in effect under Lynden’s current directors’ and officers’ insurance policy, on terms and conditions no less advantageous to the directors and officers of Lynden and with no material gaps or lapses in coverage with respect to matters occurring prior to the Effective Date (the “D&O Tail Policy”).   If the D&O Tail Policy is not purchased, Earthstone shall maintain or cause to be maintained in effect, for a period of not less than six years from the Effective Date, insurance coverage substantially equivalent to that in effect under Lynden’s current directors’ and officers’ insurance policy, on terms and conditions no less advantageous to the directors and officers of Lynden and with no material gaps or lapses in coverage with respect to matters occurring prior to the Effective Date.

(c)

This Section 7.1 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives.  This Section 7.1 shall survive termination of this Agreement as a result of the Effective Date for a period of six years.

Article 8
GENERAL

8.1	Notice

Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, faxed, emailed or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to Lynden:

Board of Directors of Lynden Energy Corp.
Suite 1200 – 888 Dunsmuir Street
Vancouver, British Columbia V6C 3K4

Attention:  Colin Watt, President and CEO

Fax Number:  (604) 602-9311
Email: cwatt@bed-rock.com

with a courtesy copy (that will not be required for valid notice to Lynden) to:

Owen Bird Law Corporation
29th Floor, Three Bentall Centre
595 Burrard Street
P.O. Box 49130
Vancouver, British Columbia  V7X 1J5

Attention: Ron Paton

Fax Number: (604) 632‑4440
Email: rpaton@owenbird.com

if to Earthstone:

Board of Directors of Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention:  President and CEO

Fax Number:  (832) 823-0478
Email:  frank@earthstoneenergy.com

with a courtesy copy (that will not be required for valid notice to Earthstone) to:

Jones & Keller
1999 Broadway, Suite 3150
Denver, Colorado  80202

Attention:  Reid A. Godbolt

Fax Number:  (303) 573‑8133
Email:  rgodbolt@joneskeller.com

and to:

Gowling Lafleur Henderson LLP
Suite 2300 – 550 Burrard Street
Vancouver, British Columbia  V6C 2B5

Attention:  Linda J. Hogg

Fax Number:  (604) 891‑2721
Email:  linda.hogg@gowlings.com

Any notice delivered, emailed or faxed shall be deemed to have been given and received on the Business Day next following the date of delivery, emailing or faxing, as the case may be.  Any notice mailed as aforesaid shall be deemed to have been given and received on the third Business Day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

8.2	Fees and Expenses

The parties hereto agree that, except as set forth in Section 6.3, all out‑of‑pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Lynden Meeting, and the preparation and mailing of the Joint Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses.  The provisions of this Section 8.2 shall survive the termination of this Agreement.

8.3	Successors and Assigns

This Agreement and all the provisions hereof will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the Other Party.

8.4	Time of Essence

Time will be of the essence of this Agreement and of each of its provisions.

8.5	Public Announcements

Earthstone and Lynden agree to use their commercially reasonable efforts to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement.  Subject to applicable Law, each party will use its commercially reasonable efforts to enable the Other Party to review and comment on all such news releases prior to the release thereof.  The parties agree to issue jointly a news release with respect to the Arrangement as soon as practicable following the execution of this Agreement by all parties.

8.6	Governing Law

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.  Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

8.7	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof.  There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

8.8	Further Assurances

Each party will make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required in order to implement this Agreement, the transactions contemplated herein and in the Plan of Arrangement.

8.9	Amendment or Waiver

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Lynden Meeting but not later than the Effective Time, be amended by written agreement of the parties, without further notice to or authorization on the part of the Lynden Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;
(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and
(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Subject to any requirements imposed by Law or by the Court, this Agreement may be supplemented or amended, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written document executed by both parties; provided, however, that the terms of this Agreement may not be supplemented or amended, or any of the provisions waived, in a manner materially prejudicial to the holders of Lynden Shares without their approval at the Lynden Meeting or, following the Lynden Meeting, without their approval given in the same manner as required by Law for the approval of the Arrangement and as may be required by the Court.  No waiver of any nature, in any one or more instances, will be deemed or construed as a further or continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.10	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile or other means of electronic transmission to any Other Party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

8.11	Enforcement of Agreement

The parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement and that, in addition to all other available remedies, the aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LYNDEN ENERGY CORP.		EARTHSTONE ENERGY, INC.

By:	/s/ Colin Watt	By:	/s/ Robert J. Anderson
	Authorized Signatory		Authorized Signatory

1058286 B.C. LTD.

By:	/s/ Robert J. Anderson
Authorized Signatory

Schedule A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

(a)	“Amalco” has the meaning ascribed in Section 3.1(d);
(b)

“Arrangement” means the arrangement of Lynden, Earthstone and Earthstone Acquisition pursuant to Section 288 of the Business Corporations Act, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement made hereto and thereto in accordance with the terms herein and in the Arrangement Agreement or made at the direction of the Court in the Final Order, with the consent of Lynden and Earthstone, each acting reasonably;

(c)

“Arrangement Agreement” means the arrangement agreement dated as of December 16, 2015, among Earthstone, Earthstone Acquisition and Lynden, including the schedules attached thereto, as the same may be supplemented or amended, from time to time;

(d)

“Arrangement Resolution” means the special resolution to be passed by the Lynden Securityholders approving the Arrangement substantially in the form and content set out in Schedule B to the Arrangement Agreement;

(e)	“Business Corporations Act” means the British Columbia Business Corporations Act, S.B.C. 2002, c. 57, as amended;
(f)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in Vancouver, British Columbia;
(g)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;
(h)	“Court” means the Supreme Court of British Columbia;
(i)	“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Lynden Shares under the Arrangement;
(j)

“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the Business Corporations Act required to be taken by a registered holder of Lynden Shares to exercise the right of dissent in respect of such Lynden Shares in connection with the Arrangement, as modified by Article 4, the Interim Order and the Final Order;

(k)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 4;
(l)

“Dissenting Shareholder” means a registered Lynden Shareholder that validly exercises his, her or its Dissent Rights in accordance with the requirements of Article 4 and the Interim Order and who has not withdrawn or have been deemed to have withdrawn such exercise of such Dissent Rights;

(m)	“Earthstone” means Earthstone Energy, Inc.;
(n)	“Earthstone Acquisition” means 1058286 B.C. Ltd.;
(o)	“Earthstone Common Stock” means the common stock, U.S.$0.001 par value per share, of Earthstone;
(p)

“Effective Date” means the date that is three Business Days after the last of the conditions precedent to the completion of the Arrangement contained in Article 5 of the Arrangement Agreement have been satisfied or waived (other than those conditions which cannot, by their terms, be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions as of the Effective Date) or such earlier or later date as is agreed to in writing by Earthstone and Lynden;

(q)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as may be agreed to in writing by Earthstone and Lynden;
(r)

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date (with the consent of the parties, acting reasonably) or, if appealed then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(s)

“Interim Order” means the interim court order of the Court providing for, among other things, the calling and holding of the Lynden Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the parties, acting reasonably);

(t)

“Joint Circular” means the management information circular of Lynden, including all schedules, appendices and exhibits attached thereto, and the notice of meeting and proxy form to be sent by Lynden to the Lynden Securityholders soliciting their approval of the Arrangement Resolution, including any amendments or supplements thereto and the Schedule 14(c) information statement of Earthstone;

(u)

“Letter of Transmittal - Options” means the letter of transmittal sent by Lynden to the Lynden Optionholders providing for the delivery of certificates representing their Lynden Options to the Depositary;

(v)

“Letter of Transmittal - Shares” means the letter of transmittal sent by Lynden to the Lynden Shareholders providing for the delivery of certificates representing their Lynden Shares to the Depositary;

(w)	“Lynden” means Lynden Energy Corp.;

(x)

“Lynden Meeting” means the special meeting of Lynden Securityholders and any adjournment or postponement thereof, to be held in accordance with the Interim Order to consider and, if deemed advisable, pass the Arrangement Resolution;

(y)	“Lynden Optionholders” means at any time the registered holders at that time of Lynden Options;
(z)	“Lynden Option Plan” means Lynden’s stock option plan in effect on the date of the Arrangement Agreement;
(aa)	“Lynden Options” means the outstanding options to purchase Lynden Shares;
(bb)	“Lynden Securityholders” means the Lynden Shareholders and the Lynden Optionholders;
(cc)	“Lynden Shareholder” means at any time the registered holder at that time of Lynden Shares;
(dd)	“Lynden Shares” means the common shares in the authorized share capital of Lynden;
(ee)	“NYSE MKT” means NYSE MKT, LLC;
(ff)	“parties” means collectively, Earthstone, Earthstone Acquisition and Lynden, and “party” means any of them;
(gg)

“Plan of Arrangement” means this plan of arrangement as amended and supplemented from time to time in accordance with Article 6 herewith (with the consent of Earthstone, Earthstone Acquisition and Lynden, acting reasonably), the Arrangement Agreement or made at the direction of the Court;

(hh)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;
(ii)	“Share Exchange Ratio” has the meaning given to it in Section 3.1(b);
(jj)	“Tax Act” means the Income Tax Act (Canada), as amended;
(kk)	“Transmittal Letters” means, collectively, the Letter of Transmittal – Shares and Letter of Transmittal – Options, and “Transmittal Letter” means either of them; and
(ll)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
1.2	Headings and References

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement.  Unless otherwise specified, references to sections are to sections of this Plan of Arrangement and references to articles are to articles of this Plan of Arrangement.

1.3	Number, etc.

Unless the context otherwise requires, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders; and words importing persons will include firms and corporations and vice versa.

1.4	Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Article 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and is subject to the provisions of the Arrangement Agreement.  At the Effective Time, without any further act or formality, the Arrangement will be binding upon Earthstone, Earthstone Acquisition, Lynden and the Lynden Securityholders.

Article 3
THE ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, the following will occur and will be deemed to occur in the following sequence without any further authorization, act or formality by Earthstone, Earthstone Acquisition, Lynden, Lynden Securityholders or any other person:

(a)

each issued and outstanding Lynden Share held by a Dissenting Shareholder will be, and will be deemed to be, transferred by the holder thereof, free and clear from any claims, liens or encumbrances to Earthstone and thereupon each Dissenting Shareholder shall  cease to have any rights as a Lynden Shareholder other than the right to be paid the fair value for their Lynden Shares as set out in Article 4 and such Dissenting Shareholder’s name will be removed from the central securities register of Lynden in respect of such Lynden Share as at the Effective Time; and

(b)

each issued and outstanding Lynden Share, other than any Lynden Shares held by a Dissenting Shareholder and other than the Lynden Shares already held by Earthstone, will be, and will be deemed to be, transferred by the holder thereof to Earthstone and acquired by Earthstone, free and clear from any claims, liens or encumbrances in exchange for 0.02842 shares of Earthstone Common Stock (the “Share Exchange Ratio”) and in respect of each such Lynden Share:

(i)

the holder of such Lynden Share shall cease to be the holder thereof at the Effective Time concurrently with the exchange referred to in this Section 3.1(b) and such holder’s name shall be removed from the central securities register of Lynden in respect of such Lynden Share as of the Effective Time;

(ii)

Earthstone shall be deemed to be the transferee of such Lynden Share (free from any claim, lien or encumbrance) at the Effective Time and shall be entered in the central securities register of Lynden as the holder thereof; and

(iii)

Earthstone will issue and deliver to the Depositary on behalf of the holder of such Lynden Share 0.02842 shares of Earthstone Common Stock, which Earthstone Common Stock will be issued as fully paid and non-assessable shares of Earthstone and certificates representing such Earthstone Common Stock will be delivered to the Depositary, to be dealt with in accordance with Article 5 below, as the sole consideration therefor and the central securities register of Earthstone will be revised accordingly.

(c)	the Lynden Options will be dealt with in accordance with Section 3.3 below;
(d)

Earthstone Acquisition shall amalgamate with and into Lynden to form one corporation with the same effect as if they had amalgamated under Section 269 of the Business Corporations Act, except that the separate legal existence of Lynden will not cease and Lynden will survive the amalgamation (Lynden, as such surviving entity, “Amalco”), in accordance with the following:

(i)

at the time of the amalgamation, the separate legal existence of Earthstone Acquisition shall cease without Earthstone Acquisition being liquidated or wound up and Earthstone Acquisition and Lynden shall continue as one company;

(ii)

the notice of articles of amalgamation and articles of Amalco shall be substantially in the form of the notice of articles and articles of Earthstone Acquisition, taking into account the transactions set forth herein;

(iii)

the Lynden Shares held by Earthstone Acquisition shall be cancelled without reimbursement of the capital represented thereby and the capital of Amalco shall be the same as the capital of Earthstone Acquisition immediately prior to the Amalgamation;

(iv)	the property, rights and interests of Earthstone Acquisition and Lynden will be the property, rights and interests of Amalco;
(v)	Amalco shall be liable for the obligations of Earthstone Acquisition and Lynden;
(vi)	any existing cause of action, claim or liability to prosecution of Earthstone Acquisition or Lynden shall be unaffected;
(vii)

any legal proceeding being prosecuted or pending by or against either Earthstone Acquisition or Lynden may be prosecuted, or by its prosecution may be continued, as the case may be, by or against Amalco;

(viii)	a conviction against, or ruling, order or judgment in favour of or against either Earthstone Acquisition or Lynden may be enforced by or against Amalco;
(ix)	Amalco’s name shall be Lynden Energy Corp.;
(x)	the board of directors of Amalco shall consist of the following persons:

Name:	Address:

Frank A. Lodzinski	1400 Woodloch Forest Drive, Suite 300
Woodlands, Texas 77380

(xi)	the officers of Amalco shall consist of the following persons:

Name:	Title:

Frank A. Lodzinski	President and Chief Executive Officer

Robert Anderson	Chief Financial Officer and Secretary

(xii)	the first auditors of Amalco shall be Deloitte LLP, who shall hold office until the first annual meeting of Amalco following the amalgamation or until their successors are elected or appointed,

and for the purposes of Section 270 of the Business Corporations Act, the provisions of this section shall constitute the amalgamation agreement between Earthstone Acquisition and Lynden.

3.2	No Fractional Shares

If the aggregate number of shares of Earthstone Common Stock to which a Lynden Shareholder would otherwise be entitled under the Arrangement would include a fractional share of Earthstone Common Stock, then the number of shares of Earthstone Common Stock that such Lynden Shareholder is entitled to receive will be equal to the nearest whole number of shares of Earthstone Common Stock (with fractions equal to or greater than 0.5 being rounded up), and such Lynden Shareholder will not receive cash or any other compensation in lieu of such fractional share of Earthstone Common Stock.

3.3	Lynden Options

The parties agree that pursuant to this Plan of Arrangement, notwithstanding the terms of the Lynden Option Plan and stock option agreements governing (or stock option certificates representing) the Lynden Options, each Lynden Option outstanding as at the Effective Time shall be deemed to be terminated and cancelled in exchange for delivery on the Effective Date of such number of shares of Earthstone Common Stock determined by the following calculation:

((A x Share Exchange Ratio) – B) x C
A

where:

“A” is the volume weighted average closing price of Earthstone Common Stock on the NYSE MKT (or such other primary stock market on which the Earthstone Common Stock is then trading), converted to Canadian dollars using the Bank of Canada noon exchange rate, for the five trading days preceding the Effective Date;

“B” is the exercise price of the subject Lynden Options; and

“C” is the number of the subject Lynden Options.

In order to be entitled to receive shares of Earthstone Common Stock pursuant to the foregoing calculation, each Lynden Optionholder must first pay to Lynden the amount, if any, of applicable withholding taxes that would have been payable by the Lynden Optionholder had the Lynden Option been exercised rather than cancelled and terminated, and Lynden shall forthwith remit such funds to the appropriate government tax authority.  To the extent a holder of Lynden Options is not entitled to receive any shares of Earthstone Common Stock at closing based upon the foregoing method of calculation for a particular Lynden Option, Earthstone shall on the Effective Date pay the applicable Lynden Optionholder U.S.$0.001 for every such Lynden Option.

3.4	Adjustments to Share Exchange Ratio

The Share Exchange Ratio shall be proportionately and appropriately adjusted to reflect fully the effect of, and to provide the Lynden Shareholders the same economic effect as contemplated by the Arrangement Agreement and this Plan of Arrangement prior to, (a) any stock split, reverse stock split, combination or exchange of shares, stock dividend (including any dividend or distribution of securities convertible into Earthstone Common Stock or Lynden Shares), reclassification, reorganization, recapitalization or other like change with respect to Earthstone Common Stock or Lynden Shares or (b) any issuance of additional Lynden Shares (to the extent expressly permitted by the Arrangement Agreement); provided that the foregoing adjustments shall not be made if the record date for the stock split, reverse split, stock dividend, reorganization, recapitalization, other like change or extraordinary dividend or distribution described above does not occur after the date of the Arrangement Agreement and prior to the Effective Time.  If Lynden declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise to the holders of Lynden Shares prior to the Effective Date, or sets a record date therefor that is prior to the Effective Date, then the Share Exchange Ratio shall be adjusted to reflect such dividend or other distribution by way of a reduction of the Share Exchange Ratio by an amount such that the aggregate value of the Earthstone Common Stock that Lynden Shareholders are entitled to receive at the Effective Time is reduced by an amount equal to the value of such dividend or other distribution.

Article 4
RIGHTS OF DISSENT

4.1	Grant of Rights of Dissent

Each Lynden Shareholder may exercise rights of dissent (the “Dissent Right”) with respect to the Lynden Shares held by it pursuant to and in the manner set forth in the Interim Order and Section 238 of the Business Corporations Act, as modified by this Article 4, the Interim Order and the Final Order, provided that written notice of dissent contemplated by Section 242 of the Business Corporations Act must be received by Lynden no later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Lynden Meeting or any date to which the Lynden Meeting may be postponed or adjourned.  Dissenting Shareholders who:

(a)

are ultimately entitled to be paid the fair value for their Lynden Shares in respect of which they duly exercised Dissent Rights, which shall be the fair value immediately before the passing of the Arrangement Resolution, shall be deemed to have transferred at the Effective Time such Lynden Shares, free of any claims, liens, or encumbrances, to Earthstone in accordance with Section 3.1(a) and shall be paid by Lynden an amount in cash equal to such fair value; or

(b)

are ultimately not entitled, for any reason, to be paid by Lynden the fair value for their Lynden Shares in respect of which they duly exercised Dissent Rights shall be deemed to have participated in the Arrangement in respect of those Lynden Shares on the same basis as a non-dissenting Lynden Shareholder, as the case may be, and shall be entitled to receive only the shares of Earthstone Common Stock that such non-dissenting Lynden Shareholder is entitled to receive on the basis set forth in Section 3.1(b) and, for greater certainty, will be considered to have exchanged such Lynden Shares for shares of Earthstone Common Stock pursuant to, and at the same time as Lynden Shares were exchanged pursuant to Section 3.1(b).

4.2	General Dissent Provisions
(a)

In no event shall Earthstone, Earthstone Acquisition, Lynden or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Lynden Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Lynden as at the Effective Time.

(b)

For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Lynden Shares in respect of which a person has voted in favour of the Arrangement.

Article 5
DELIVERY OF EARTHSTONE CERTIFICATES

5.1	Right to shares of Earthstone Common Stock
(a)

At or prior to the Effective Time, Earthstone shall deposit with the Depositary, for the benefit of the Lynden Shareholders and Lynden Optionholders, a certificate or certificates representing the aggregate number of shares of Earthstone Common Stock which the

Lynden Shareholders and Lynden Optionholders are entitled to receive hereunder and sufficient cash to be paid to the Lynden Optionholders pursuant to Section 3.3 above.
(b)	Lynden will cause the Letter of Transmittal-Shares to be sent to each Lynden Shareholder and the Letter of Transmittal-Options to each Lynden Optionholder prior to the Lynden Meeting.
(c)

Any deposit of a Transmittal Letter and accompanying share certificates (if applicable), or other documentation as provided in the Transmittal Letter, may be made at any of the offices of the Depositary specified in the Transmittal Letter.

(d)

Earthstone will, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a duly completed and executed Transmittal Letter and the certificates representing the Lynden Shares and Lynden Options or other documentation as provided in the Letter of Transmittal, cause the Depositary to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to the former Lynden Shareholder and Lynden Optionholder at the address specified in the Transmittal Letter; or
(ii)

if requested by the former Lynden Shareholder or Lynden Optionholder in the Transmittal Letter, to make available at the Depositary for pick-up by the former Lynden Shareholder or Lynden Optionholder, as applicable; or

(iii)

if the Transmittal Letter neither specifies an address nor contains a request as described in (ii), to forward or cause to be forwarded by first class mail (postage prepaid) to the former Lynden Shareholder or Lynden Optionholder at the address of such holder as shown on the applicable register maintained by or on behalf of Lynden, certificates representing the number of shares of Earthstone Common Stock issuable to such former Lynden Shareholder or Lynden Optionholder as determined in accordance with the provisions hereof or, if applicable, a cheque representing the cash payment payable to a former Lynden Optionholder.

(e)

Each former Lynden Shareholder and Lynden Optionholder entitled in accordance with Section 3.1 to receive shares of Earthstone Common Stock will be deemed to be the registered holder for all purposes as of the Effective Date of the number of shares of Earthstone Common Stock to which such former Lynden Shareholder or Lynden Optionholder is entitled.  All dividends paid or other distributions made on or after the Effective Date on or in respect of any shares of Earthstone Common Stock which a former Lynden Shareholder or Lynden Optionholder is entitled to receive pursuant to this Plan of Arrangement, but for which a certificate has not yet been delivered to such former Lynden Shareholder or Lynden Optionholder in accordance with Section 5.1(d), will be paid or made to such former Lynden Shareholder or Lynden Optionholder when such certificate is delivered to a person in accordance with Section 5.1(d).

(f)

After the Effective Date, any certificate formerly representing Lynden Shares or Lynden Options will represent only the right to receive shares of Earthstone Common Stock pursuant to Section 3.1 and Section 3.3, and, if applicable, payment pursuant to Section 3.3, or to be paid the fair value for the Lynden Shares pursuant to Section 4.1 and any dividends or other distributions to which the former Lynden Shareholder or Lynden Optionholder is entitled under Section 5.1(e) and any such certificate formerly representing Lynden Shares or Lynden Options not duly surrendered on or prior to the sixth anniversary of the Effective Date will cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions under Section 5.1(e), against Earthstone, Earthstone Acquisition or Lynden by a former Lynden Shareholder or Lynden Optionholder.  On such date, all shares of Earthstone Common Stock to which the former holder of such certificates was entitled will be deemed to have been surrendered to Earthstone.

5.2	Withholding Rights

Lynden, Earthstone, Earthstone Acquisition and the Depositary will be entitled to deduct and withhold from any consideration deliverable or otherwise payable to any Lynden Shareholder or Lynden Optionholder such amounts as Lynden, Earthstone or the Depositary is required or permitted to deduct or withhold with respect to such payment under the Tax Act or Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes hereof as having been paid to the Lynden Shareholder or Lynden Optionholder in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.  The Depositary is authorized, as agent for the Lynden Shareholders and Lynden Optionholders, to sell such portion of the shares of Earthstone Common Stock otherwise deliverable to applicable Lynden Shareholders and Lynden Optionholders as is necessary to provide sufficient funds to Earthstone, Lynden or the Depositary, as the case may be, to enable them to comply with such deduction or withholding requirement (after deducting commission, other reasonable expenses incurred in connection with the sale, and any applicable taxes), and Earthstone, Earthstone Acquisition, Lynden or the Depositary will notify the applicable Lynden Shareholder or Lynden Optionholder and remit any unapplied consideration including any unapplied balance of the net proceeds of such sale.

5.3	Lost Certificates

If any certificate which prior to the Effective Date represented outstanding Lynden Shares or Lynden Options which were exchanged pursuant to Section 3.1 or Section 3.3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing shares of Earthstone Common Stock deliverable in respect thereof as determined in accordance with Section 3.1 or Section 3.3, as applicable.  When seeking such certificate in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing shares of Earthstone Common Stock are to be issued will, as a condition precedent to the issuance thereof, give a bond satisfactory to Earthstone and its transfer agent, in such sum as Earthstone may direct or otherwise indemnify Earthstone and its transfer agent in a manner satisfactory to Earthstone and its transfer agent against any claim that may be made against Earthstone or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Issuance of Shares of Earthstone Common Stock

Notwithstanding anything herein to the contrary, it is the intention of each of Earthstone, Earthstone Acquisition and Lynden that the issuance of the shares of Earthstone Common Stock to the holders of Lynden Shares and Lynden Options pursuant to the Arrangement shall either be: (i) exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act (or pursuant to any other applicable exemption), and in compliance with all applicable state securities laws; or (ii) to be registered pursuant to an effective registration statement under the U.S. Securities Act.

Article 6
AMENDMENT

6.1	Amendments to Plan of Arrangement
(a)

Lynden, Earthstone and Earthstone Acquisition reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Lynden Meeting, approved by the Court and communicated to Lynden Shareholders and Lynden Optionholders in the manner required by the Court (if so required).

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Lynden, Earthstone and Earthstone Acquisition, jointly, at any time prior to or at the Lynden Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Lynden Meeting (subject to the requirements of the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Lynden Meeting will be effective only if (i) it is consented to by each of Lynden, Earthstone and Earthstone Acquisition (acting reasonably) and (ii) if required by the Court, is consented to by the Lynden Shareholders voting in the manner directed by the Court.

6.2	Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Schedule B

FORM OF ARRANGEMENT RESOLUTION

“RESOLVED AS A SPECIAL RESOLUTION that:

1.

The arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) (the “BCBCA”) involving Lynden Energy Corp. (“Lynden”), Earthstone Energy, Inc. (“Earthstone”) and 1058286 B.C. Ltd. (“Earthstone Acquisition”) as set out in the Plan of Arrangement and more particularly described and set forth in the management information circular (the “Joint Circular”) of Lynden dated as of n, 2016 accompanying the notice of meeting (as the Arrangement may be amended, modified or supplemented in accordance with the Arrangement Agreement dated December 16, 2015 (as may be amended from time to time, the “Arrangement Agreement”) among Lynden, Earthstone and Earthstone Acquisition) is hereby authorized, approved and adopted.

2.

The plan of arrangement of Lynden, Earthstone and Earthstone Acquisition setting out the terms of the Arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Annex C of the Joint Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the terms of the Arrangement Agreement), is hereby authorized, approved and adopted.

3.

The Arrangement Agreement, the actions of the directors of Lynden in approving the Arrangement and the actions of the directors or officers of Lynden in executing and delivering the Arrangement Agreement and causing the performance by Lynden of its obligations thereunder, be and they are hereby ratified, confirmed, authorized and approved.

4.

Notwithstanding that this special resolution has been passed (and the Arrangement adopted) by the securityholders of Lynden or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Lynden are hereby authorized and empowered, without notice to or approval of the holders of common shares of Lynden, (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

5.

Any director or officer of Lynden is hereby authorized and directed for and on behalf of Lynden to execute, whether under corporate seal of Lynden or otherwise, and to deliver such records, documents and information as are necessary or desirable to the Registrar of Companies under the BCBCA in accordance with the Arrangement Agreement for filing.

6.

Any one or more officers or directors of Lynden is hereby authorized and directed for and on behalf of and in the name of Lynden to execute or cause to be executed and to deliver or cause to be delivered, whether under the seal of Lynden or not, all such agreements, forms, waivers, notices, certificates, confirmations and such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable or useful to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.”

Schedule C

RESIGNATION AND MUTUAL RELEASE

(the “Agreement”)

TO:Lynden Energy Corp. (“Lynden”)

AND TO:_________________ (the “Individual”)

AND TO:Earthstone Energy, Inc. (“Earthstone”)

AND TO:1058286 B.C. Ltd. (“Earthstone Acquisition”)

Reference is made to the Arrangement Agreement dated the 16th day of December, 2015 (the “Arrangement Agreement”) including the plan of arrangement (the “Plan of Arrangement”) involving Earthstone, Earthstone Acquisition and Lynden.  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Arrangement Agreement.

WHEREAS pursuant to the Plan of Arrangement, Earthstone will acquire the issued and outstanding shares of Lynden;

AND WHEREAS the Individual has agreed to resign as a [director/officer] of [Lynden/name of Lynden Subsidiary] effective as of the Effective Time on the Effective Date;

AND WHEREAS in consideration of such resignation and for other good and valuable consideration, Lynden, [Name of Lynden Subsidiary, if applicable], Earthstone, Earthstone Acquisition and the Individual (collectively, the “Parties”) wish to release each other in respect of certain matters related to the foregoing,

NOW THEREFORE IN CONSIDERATION OF mutual releases, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged), Lynden, [Name of Lynden Subsidiary, if applicable], Earthstone, Earthstone Acquisition and the Individual (collectively, the “Parties”) agree to the following:

1.	Resignation

The Individual hereby resigns as a [director/officer] of [Lynden/name of Lynden Subsidiary], effective as of the Effective Time.

2.	Release of Lynden, Earthstone and Earthstone Acquisition
(a)

The Individual, for himself and on behalf of his heirs, executors, administrators and assigns, does hereby forever release, remise and discharge each of Lynden, [Lynden Subsidiary], Earthstone and Earthstone Acquisition, and their respective affiliates, predecessors, successors and all of their respective officers, directors (past and present), employees, agents and assigns  from any and all actions, causes of action, liabilities, claims, suits, demands, debts, accounts, covenants, contracts and damages of any and every kind and nature whatsoever, at law or in equity (the “Claims”), against Lynden, [Name of Lynden Subsidiary, if applicable] Earthstone or Earthstone Acquisition, which the Individual has ever had, now has, or can hereafter

‑ 2 ‑

have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this Agreement in connection with the Individual’s position as a [director/officer] of Lynden, [Name of Lynden Subsidiary, if applicable], provided that the foregoing release shall not apply to any rights of indemnity which the Individual may have against Lynden, [Name of Lynden Subsidiary, if applicable], Earthstone or Earthstone Acquisition pursuant to applicable law and the Articles of Lynden [Name of Lynden Subsidiary, if applicable].

(b)

For greater certainty and notwithstanding the foregoing, this Agreement shall not affect or release any Claims or rights that the Individual may have against Lynden, [Name of Lynden Subsidiary, if applicable] Earthstone or Earthstone Acquisition or any obligations owed by Lynden, [Name of Lynden Subsidiary, if applicable] to the Individual: (i) under, or in respect of any and all directors’ and officers’ liability insurance policies of Lynden (including run‑off directors’ and officers’ liability insurance); (ii) as a lender to Lynden, [Name of Lynden Subsidiary, if applicable] pursuant to any outstanding demand promissory note(s); and (iii) as a securityholder of Lynden.

3.	Release of Individual
(a)

Lynden, [Name of Lynden Subsidiary, if applicable] Earthstone and Earthstone Acquisition together with their affiliated companies, successors, and assigns do hereby forever release, remise and discharge the Individual, together with his heirs, executors, administrators and assigns of and from all Claims against the Individual which Lynden, [Name of Lynden Subsidiary, if applicable] Earthstone or Earthstone Acquisition has, ever had, now has, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this Agreement in connection with the Individual’s position as a [director/officer] of Lynden, [Name of Lynden Subsidiary, if applicable] except for actions and Claims relating to or arising out of fraud or breach of fiduciary duty on the part of the Individual.  Lynden, [Name of Lynden Subsidiary, if applicable] Earthstone and Earthstone Acquisition’s release of the Individual’s position as a director, officer or employee shall exclude any Claims determined by a final and non‑appealable judgment to be based on fraud or criminal misconduct on the part of the Individual.

(b)

For greater certainty and notwithstanding the foregoing, the Individual will not be liable for any Claim relating to any matter or facts of which Earthstone or Earthstone Acquisition had actual knowledge of or was aware of before the Effective Date.

4.	General
(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia.
(b)

The Parties agree that the provisions hereof shall enure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, assigns, and legal representatives, as the case may be.

(c)

In the event that any provision of this Agreement, or part hereof, shall be found to be void or invalid by a court of competent jurisdiction, such void or invalid provision, or part thereof, shall be deemed to be severed from this Agreement without in any way

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affecting the validity, enforceability or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.
(d)

This Agreement may be executed in counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[Signature page follows]

‑ 4 ‑

DATED this _____ day of n, 2016.

INDIVIDUAL

Print Name

LYNDEN ENERGY CORP.

Per:
Authorized Signatory

[NAME OF LYNDEN SUBSIDIARY, IF APPLICABLE]

Per:
Authorized Signatory

EARTHSTONE ENERGY, INC.

Per:
Authorized Signatory

1058286 B.C. LTD.

Per:
Authorized Signatory

Signature page to Resignation and Mutual Release

Schedule D

KEY REGULATORY APPROVALS

Any necessary approvals of the Arrangement from the TSXV, subject only to the satisfaction of standard and customary post‑closing conditions of the TSXV.

Any necessary clearance or non-objection of the Arrangement from the SEC.

Approval of the Court.

Schedule E

FORM OF VOTING SUPPORT AGREEMENT

VOTING SUPPORT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the ______ day of December, 2015.

B E T W E E N:

EARTHSTONE ENERGY INC., a corporation existing under the laws of the State of Delaware (“Earthstone”)

-and-

________________________ (the “Securityholder”)

RECITALS:

1.The Securityholder is the registered and/or direct or indirect beneficial owner of or exercises control, directly or indirectly, over the number of issued and outstanding common shares of Lynden Energy Corp. (“Lynden”) set forth on Schedule A.

2.The Securityholder is the holder of the number of options to purchase Lynden Shares granted under the Lynden Stock Option Plan set forth on Schedule A.

3.The Securityholder understands that Lynden, Earthstone and 1058286 B.C. Ltd. (“Earthstone Acquisition”) are, concurrent with the execution and delivery of this Agreement, executing and delivering the Arrangement Agreement.  Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement.

4.This Agreement sets forth the terms and conditions of the agreement of the Securityholder to abide by the voting covenants in respect of the Securityholder’s Securities (as defined herein) and the other restrictions and covenants set forth herein.

5.As a condition and inducement to its willingness to enter into the Arrangement Agreement, Earthstone has required that the Securityholder enter into this Agreement, and in order to induce Earthstone to enter into the Arrangement Agreement, the Securityholder (in the Securityholder’s capacity as a holder of the Securityholder’s Securities) has agreed to enter into this Agreement.

6.The Securityholder acknowledges that Earthstone and Earthstone Acquisition would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Securityholder.

NOW THEREFORE, in consideration of the premises and the representations, warranties and mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1Definitions

In this Agreement:

“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (British Columbia), as amended.

“Agreement” has the meaning ascribed thereto in the preamble.

“Arrangement Agreement” means the agreement dated as of the date hereof among Lynden, Earthstone and Earthstone Acquisition.

“Earthstone” has the meaning ascribed thereto in the preamble.

“Earthstone Acquisition” has the meaning ascribed thereto in the Recitals.

“Expiry Date” has the meaning ascribed thereto in Section 3.1(a).

“Lynden” has the meaning ascribed thereto in the Recitals.

“Lynden Option” means each outstanding option to purchase Lynden Shares granted under the Lynden Stock Option Plan.

“Lynden Shares” means common shares in the capital of Lynden and shall include any shares into which such common shares may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the common shares.

“Lynden Stock Option Plan” means the Lynden incentive stock option plan, as amended from time to time, or any other plans, agreements or arrangements that provides for the issuance of options to acquire Lynden Shares.

“Securityholder” has the meaning ascribed thereto in the preamble.

“Securityholder’s Options” means those Lynden Options in the number set forth on Schedule A, being all of the Lynden Options owned by the Securityholder, and shall further include any Lynden Options acquired by the Securityholder after the date hereof.

“Securityholder’s Securities” means, collectively, the Securityholder’s Shares and the Securityholder’s Options.

“Securityholder’s Shares” means those Lynden Shares in the number set forth on Schedule A, being all of the Lynden Shares owned legally or beneficially, directly or indirectly, by the Securityholder or over which the Securityholder exercises control or direction, directly or indirectly, and shall further include any Lynden Shares issued upon the exercise by the Securityholder of Lynden Options or otherwise acquired by the Securityholder after the date hereof.

1.2Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedule hereto to Articles, Sections and Schedule refer to Articles, Sections and the Schedule of and to this Agreement or of the Schedule in which such reference is made, as applicable.

1.5Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement.

1.7Incorporation of Schedules

The Schedule attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Securityholder’s Securities

Article 2
REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Securityholder

The Securityholder represents and warrants to Earthstone (and acknowledges that Earthstone is relying on the representations and warranties in completing the transactions contemplated by the Arrangement Agreement) that:

(a)

the Securityholder has the legal capacity (including, if such Securityholder is a corporation or other legal entity, due authorization) to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b)

this Agreement has been duly executed and delivered by the Securityholder, and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity;

(c)

neither the execution and delivery of this Agreement by the Securityholder, the performance by the Securityholder of its obligations hereunder nor the compliance by the Securityholder with any of the provisions hereof will result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating or governing documents, by-laws or resolutions of the Securityholder;

(d)

the Securityholder’s Securities represent all the securities or rights to acquire securities of Lynden owned legally or beneficially, directly or indirectly, by the Securityholder or for which the Securityholder has or shares any direct or indirect voting power or power of disposition or other control or direction. The Securityholder has sole voting power, sole power of disposition, sole control and sole direction, directly or indirectly, and sole power to agree to all of the matters set forth in this Agreement with respect to the Securityholder’s Securities;

(e)

no Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Securityholder of any of the Securityholder’s Securities, except pursuant to this Agreement and the Arrangement Agreement; and

(f)

the Securityholder has not previously granted or agreed to grant any ongoing proxy in respect of the Securityholder’s Securities or entered or agreed to enter into any voting trust, vote pooling or other agreement with respect to the right to vote, or any agreement to call a meeting of shareholders or give consents or approvals which may affect the Securityholder’s Securities.

2.2Representations and Warranties of Earthstone

Earthstone represents and warrants to the Securityholder (and acknowledges that the Securityholder is relying on the representations and warranties in completing the transactions contemplated by this Agreement) that:

(a)	Earthstone has the corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby;
(b)

the execution, delivery and performance of this Agreement by Earthstone has been duly authorized by its board of directors and no internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby;

(c)

each of this Agreement and the Arrangement Agreement has been duly executed and delivered by Earthstone, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity; and

(d)

neither the execution and delivery of this Agreement by Earthstone, the consummation by Earthstone of the transactions contemplated hereby or thereby nor the compliance by Earthstone with any of the provisions hereof will result in any breach of, or be in conflict with, or constitute a default under, the constating or governing documents or articles or resolutions of Earthstone.

Article 3
COVENANTS

3.1Covenants of the Securityholder

(a)

The Securityholder hereby covenants and irrevocably agrees in favour of Earthstone that between the date of this Agreement and the earlier of (i) the date of termination of this Agreement in accordance with its terms and (ii) the Effective Date (such earlier date being the “Expiry Date”), the Securityholder shall not (A) other than as contemplated under the Arrangement Agreement, sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of the Securityholder’s Securities, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Earthstone, which consent may withheld in Earthstone’s sole discretion, or (B) other than as set forth herein or the Arrangement Agreement, grant any proxies or powers of attorney, deposit any Securityholder’s Securities into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of the Securityholder’s Securities, in each case, other than (1) to any member of the Securityholder’s immediate family, (2) to a trust or registered tax account for the benefit of the Securityholder or any member of the Securityholder’s immediate family, or (3) to the Securityholder’s estate upon the death of the Securityholder; provided, however that no transfer shall be made pursuant to clause (1), (2) or (3) unless the transferee agrees in a writing, reasonably satisfactory in form and substance to Earthstone, to be bound by all terms of this Agreement.

(b)	The Securityholder hereby undertakes from time to time, until the Expiry Date:
(i)

to vote (or cause to be voted) all the Securityholder’s Shares at any meeting of the securityholders of Lynden (including any and all votes by class) of the foregoing (i) in favour of the approval, consent, ratification and adoption of the transactions contemplated by the Arrangement Agreement (and any actions required in furtherance thereof), (ii) against any Acquisition Proposal or other merger, reorganization, consolidation, amalgamation, arrangement, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Lynden (other than the Arrangement Agreement, and the transactions contemplated thereby and any other agreement or transaction to which Earthstone is a party), (iii) against any action that would result in any breach of any representation, warranty or covenant by Lynden in the Arrangement Agreement or which might reasonably be expected to have a Material Adverse Effect on Lynden and (iv) against any resolution to remove or change any of the directors of Lynden, except with the prior written consent of Earthstone. Upon the request or direction of Earthstone, the Securityholder shall promptly execute and deliver an irrevocable proxy in respect of any such resolution (and in respect of (i), the Securityholder shall deliver such proxy at least five (5) Business Days prior to the Meeting Date), and shall have the relevant Securityholder’s Securities counted or not counted as part of a quorum in connection with any such meeting relating to matters set forth in this Section 3.1(b);
(ii)	to not, without the prior written consent of Earthstone, requisition or join in the requisition of any meeting of the securityholders of Lynden for the purpose of considering any resolution;
(iii)

to not make any statements against the transaction contemplated by the Arrangement Agreement or any aspect of it and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding or varying such transactions or any aspect thereof;

(iv)

to not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Securityholder’s Securities pursuant to this Section 3.1, including, but not limited to, the sale of any direct or indirect holding company of the Securityholder or the granting of a proxy on the Securityholder’s Securities of any direct or indirect holding company of the Securityholder which would have, indirectly, the effect prohibited by this Section 3.1;

(v)

if the transactions provided for in the Arrangement Agreement receive all requisite shareholder and court approvals and the other conditions in the Arrangement Agreement are all satisfied and/or waived, to deposit all of the Securityholder’s Shares, together with a duly completed letter of transmittal, with the depositary specified in the Joint Circular in accordance with the terms thereof;

(vi)	to take all steps required to give effect to the treatment of the Securityholder’s Options as provided for in the Plan of Arrangement; and
(vii)

if any of the Securityholder’s Securities are registered in the name of a Person other than the Securityholder or otherwise held other than personally, the Securityholder will cause the registered owner of such securities to perform all covenants of the Securityholder under this Agreement as if the Securityholder.

(c)

The Securityholder hereby agrees until the Expiry Date not to exercise any rights of appraisal or rights of dissent the Securityholder may have arising from the transactions contemplated by the Arrangement Agreement.

(d)

The Securityholder agrees to promptly notify Earthstone of the number of any new Lynden Shares, Lynden Options and/or other securities of Lynden over which the Securityholder acquires direct or indirect legal or beneficial ownership or direct or indirect control or direction, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement as though they were the Securityholder’s Securities owned by the Securityholder on the date hereof.

(e)	The Securityholder hereby irrevocably consents to:

(i)	details of this Agreement being set out in the Joint Circular in connection with the transactions contemplated by this Agreement and the Arrangement Agreement; and
(ii)	this Agreement being made publicly available, including by filing on SEDAR and EDGAR.
(f)

The Securityholder agrees that, until the Expiry Date, the Securityholder will not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement.

3.2Fiduciary Obligations

Earthstone agrees and acknowledges that the Securityholder is bound hereunder solely in his capacity as a shareholder of Lynden and that the provisions hereof shall not be deemed or interpreted to bind the Securityholder in his capacity as a director or officer of Lynden, if applicable.

Article 4
TERMINATION

4.1Termination by the Securityholder

This Agreement shall automatically terminate without further action and be of no further force and effect, without any notice or other action by any Person, upon the earliest to occur of (a) the termination of the Arrangement Agreement in accordance with its terms, (b) the Effective Date, or (c) any change, by amendment, waiver or other modification, to any provision of the Arrangement Agreement or Plan of Arrangement that is adverse to the Securityholder in any material respect.

4.2Termination by Earthstone

Earthstone may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement by notice in writing to the Securityholder.

4.3Effect of Termination

Subject to the following sentence, in the case of termination of this Agreement pursuant to either Section 4.1 or 4.2, this Agreement shall terminate and be of no further force or effect, and the parties hereto will have no further obligation or liability to each other. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any wilful or intentional breach of this Agreement prior to such termination.

Article 5
GENERAL

5.1Co-operation/Further Assurances

Earthstone and the Securityholder will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other party may, before the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.2Non-Survival of Representations and Warranties

Subject to the following sentence, the representations and warranties of the Securityholder contained herein shall not survive the termination of the Arrangement Agreement in accordance with its terms and shall expire and terminate on the Expiry Date. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any wilful or intentional breach of this Agreement prior to such termination.

5.3Disclosure

Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, including without limitation any such laws, regulations or requirements in respect of the Joint Circular, the Securityholder shall not make any public announcement or statement with respect to this Agreement or the Arrangement Agreement without the prior written approval of Earthstone.

5.4Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Securityholder and Earthstone agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

5.5Specific Performance and other Equitable Rights

Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Arrangement Agreement, that Earthstone would not enter into the Arrangement Agreement unless this Agreement was executed, and accordingly, acknowledges and agrees that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other parties to sustain injury for which it would not have an adequate remedy at law for monetary damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

5.6Expenses

Each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.7Waiver

Each party hereto agrees and confirms that:

(a)

any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Securityholder and Earthstone or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)

no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

5.8Entire Agreement; Amendment

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.  No addition to, or modification of, any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by the parties hereto.  This Agreement is not intended and does not confer any rights or remedies upon any Person other than the parties to this Agreement.

5.9Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery, if delivered in person, (ii) upon confirmation of transmission by the sender’s fax machine, if delivered by facsimile on a Business Day (or otherwise on the next Business Day), or (iii) on the first Business Day following the date of dispatch, if delivered by a nationally recognized next day courier service, to the respective parties at their addresses and fax numbers (as applicable) as follows:

(a)	if to Earthstone:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive

Suite 300

The Woodlands Texas 77380

Attention:  President and CEO

Fax Number:  (832) 823-0478
Email:  frank@earthstoneenergy.com

with a copy to:

Jones & Keller
1999 Broadway, Suite 3150
Denver, Colorado  80202

Attention:Reid A. Godbolt
Fax Number:  (303) 573‑8133
Email:  rgodbolt@joneskeller.com

and to:

Gowling Lafleur Henderson LLP
550 Burrard Street, Suite 2300
Vancouver, BC  V6C 2B5

Attention:Linda J. Hogg
Facsimile:(604) 443‑6773

(b)	if to the Securityholder:

n

n

n

Attention:n
Facsimile:n

5.10Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

5.11Successors and Assigns

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld).

5.12Independent Legal Advice

The Securityholder acknowledges that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The Securityholder further acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees that this Agreement constitutes a binding legal obligation and that it is estopped from raising any claim on the basis that it has not obtained such advice.

5.13Electronic Delivery and Counterparts

Each of the parties shall be entitled to rely on delivery by facsimile or email of a copy of this Agreement executed by the other party hereto.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

5.14No Ownership Interest

Nothing contained in this Agreement shall be deemed to vest in Earthstone any direct or indirect ownership or incidence of ownership of or with respect to any Securityholder’s Securities except as may be deemed for the purposes of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. All rights, ownership and economic benefit relating to the Securityholder’s Securities shall remain vested in and belong to the Securityholder, and Earthstone shall have no authority to direct the Securityholder in the voting or disposition of any of the Securityholder’s Securities, except as otherwise provided herein.

5.15No Third Party Beneficiaries

This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

This Voting Support Agreement has been agreed and accepted as of the date first written above.

EARTHSTONE ENERGY INC.

By:
Name:
Title:

SIGNED, SEALED and DELIVERED in the presence of:	)
)
)
)
)
)
	)	Name:
)
)
)
Witness	)
)

Schedule A – Securityholder’s Securities

Lynden Shares

(Please indicate number of shares, registered holder, beneficial holder and certificate number(s))

# Shares	Registered Holder	Beneficial Holder	Certificate Number(s)

Lynden Options

(Please indicate number of options, registered holder and beneficial holder)

# Options	Registered Holder	Beneficial Holder